Exhibit 10.16

Execution

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

among

THE SCOTTS COMPANY LLC,
as Company

THE SCOTTS MIRACLE-GRO COMPANY,
as Parent

THE BANKS PARTY HERETO

and

MIZUHO CORPORATE BANK, LTD.,
as Administrative Agent

___________________________________________

MIZUHO CORPORATE BANK, LTD.,
as Sole Lead Arranger

___________________________________________

Dated as of November 15, 2012

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036

Table of Contents
Page
SECTION 1.DEFINITIONS AND INTERPRETATION    1
SECTION 2.TERMS OF PURCHASE ON AN UNCOMMITTED BASIS    10
SECTION 3.CONDITIONS PRECEDENT    10
SECTION 4.PURCHASE OF RECEIVABLES    11
SECTION 5.LIMITED LIABILITY    19
SECTION 6.THE COMPANY AS SERVICER AND AGENT OF BANKS    20
SECTION 7.PAYMENTS    22
SECTION 8.CHANGES IN CIRCUMSTANCES    27
SECTION 9.FURTHER ASSURANCES    28
SECTION 10.REPRESENTATIONS AND WARRANTIES    29
SECTION 11.COVENANTS    32
SECTION 12.PARTIAL INVALIDITY    35
SECTION 13.NO BANK LIABILITY FOR CONTRACT    35
SECTION 14.NOTICES, ADDRESSES, LANGUAGE    35
SECTION 15.FEES, COSTS AND INDEMNITY    36
SECTION 16.CALCULATIONS AND CERTIFICATE    39
SECTION 17.SET-OFF    39
SECTION 18.TERMINATION    39
SECTION 19.MISCELLANEOUS    42
SECTION 20.GOVERNING LAW    45
SECTION 21.OPTIONAL REPURCHASE    46
SECTION 22.GUARANTY; PARENT COVENANT    47
SECTION 23.CONFIDENTIALITY    48
SECTION 24.ADMINISTRATIVE AGENT    49

Schedule 1 — Purchase Request
Schedule 2 — Conditions Precedent
Schedule 3 — UCC Details Schedule
Schedule 4 — Form of Portfolio Report
Schedule 5 — Approved Debtors

i

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of November 15, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among THE SCOTTS COMPANY LLC, a limited liability company organized under the laws of Ohio (the “Company”), THE SCOTTS MIRACLE-GRO COMPANY, a company organized under the laws of Ohio (the “Parent”), THE BANKS PARTY HERETO, and MIZUHO CORPORATE BANK, LTD. (“Mizuho”), as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”).
WHEREAS, after the date hereof and subject to the terms and conditions of this Agreement, the Company may sell to the Banks and the Banks may purchase from the Company, on a revolving and uncommitted basis, certain Receivables.
WHEREAS, the transactions hereunder shall constitute a true sale of the Purchased Receivables, providing the Banks with the full risks and benefits of ownership of the Purchased Receivables without recourse to the Company, except as may otherwise be set forth herein.
NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION.
In this Agreement and each Schedule:
“Act” has the meaning ascribed to it in Section 19.9(a).
“Administrative Agent” has the meaning ascribed to it in the preamble hereto.
“Adverse Claim” means any Encumbrance on a Purchased Receivable other than those arising under this Agreement.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 20% or more of the voting equity interests of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreed Base Value” shall be an amount equal to the product of (a) the Original Amount of the Receivable being purchased and (b) 100% less the Agreed Dilution Percentage.

“Agreed Dilution Percentage” means, with respect to a Purchased Receivable at any time, a rate equal to the greater of (a) the sum of (i) the product of (x) two (2) and (y) Historical Dilution for the applicable Approved Debtor in respect of such Purchased Receivable in the same month of the previous year, and (ii) Late Interest Percentage then in effect; and (b) 20%.
“Agreement” has the meaning ascribed to it in the preamble hereto.
“Agreement Amount” means the maximum aggregate Funded Amounts of all Purchased Receivables, which shall not exceed $400,000,000 at any time.
“Applicable Margin” means the applicable margin per annum for each Approved Debtor as listed on Schedule 5 hereto.
“Approved Debtor” means each Person listed as an Approved Debtor on Schedule 5 hereto.
“Bank” means each Person listed on the signature pages hereto as a Bank, and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption Agreement. For the avoidance of doubt, any reference to a “Bank” or to “Banks” with respect to any Purchased Receivable shall be a reference to such Bank or Banks, as the case may be, that have purchased such Purchased Receivable hereunder.
“Bank Termination” has the meaning ascribed to it in Section 18.5(b).
“Bank’s Stated Amount” means the amount set forth under such Bank’s signature on the signature page hereto, or in the applicable assignment and assumption agreement with respect to which it became a party hereto.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Beneficiaries” means the Administrative Agent and each Bank.
“Blocked Accounts” means each account opened by the Company in its name for each Approved Debtor with JPMorgan Chase Bank, N.A. or such other bank approved by the Administrative Agent for the purpose of collecting the Purchased Receivables of such Approved Debtor and which shall be subject to a blocked account agreement with the Administrative Agent providing the Administrative Agent, for the benefit of the Banks, with control over such account.
“Business Day” means a day on which banks are open for business in Atlanta, Georgia, Chicago, Illinois and New York, New York, and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described on Schedule 2 shall be satisfied or waived in a manner acceptable to each of the Administrative Agent and each of the Banks in its reasonable discretion.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
“Collections” means all payments made on each Purchased Receivable and any other payments, receipts or recoveries (including any casualty insurance proceeds) by, or on behalf of, any Debtor or otherwise with respect to any Purchased Receivable, including any deemed Collections.
“Company” has the meaning ascribed to it in the preamble hereto.
“Contract” means a contract or purchase order between the Company and a Debtor, as the same may be amended and supplemented from time to time in accordance with the terms hereof, out of which has arisen one or more Purchased Receivables.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 30, 2011, among the Parent, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time.
“Debtor” means a person obligated to make payments in respect of a Receivable.
“Debtor Default Event” means, as of any date of determination, an Approved Debtor shall be in default due to a Financial Inability to Pay of an amount equal to or greater than $3,000,000 with respect to its payment of any of its Purchased Receivables.
“Debtor Sublimit” means the sublimit to the Agreement Amount for each Approved Debtor as listed on Schedule 5 hereto.
“Defaulted Receivable” means any Purchased Receivable which is more than 30 days past due or cannot be paid solely as a result of the applicable Approved Debtor’s Financial Inability to Pay.
“Defaulting Bank” has the meaning ascribed to it in Section 4.12.
“Dilution” means in respect of each Debtor, any discount, adjustment, set-off, counterclaim, deduction, reduction, warranty issue or refusal to pay not arising from such Debtor’s Financial Inability to Pay, which would have the effect of reducing the amount of part or all of any Purchased Receivable owed by a Debtor. For the avoidance of doubt, “Dilution” shall not include any Trade Credit Amount included in the determination of the Original Amount of any Purchased Receivable.
“Discount” means, with respect to each Purchased Receivable, 100% minus the product of (a) the higher of (x) the sum of LIBOR for one week as of the purchase date thereof plus the Applicable Margin with respect to the applicable Approved Debtor in respect of such Purchased Receivable, and (y) the sum of LIBOR for three months as of the purchase date thereof plus the Applicable Margin with respect to the applicable Approved Debtor in respect of such Purchased

Receivable, and (b) a fraction the numerator of which is the number of days in the applicable Settlement Period and the denominator of which is 360.
“Dollar,” “USD” and “$” shall mean the lawful currency of the United States of America.
“Economic and Trade Sanctions and Anti-Terrorism Laws” means any laws relating to economic or trade sanctions, terrorism or money laundering, including without limitation Executive Order 13224, the Patriot Act, the regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), and the International Emergency Economic Powers Act (50 U.S.C. §1701-1707).
“Encumbrance” means a mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any person or any other type of adverse claim or preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.
“Facility Party” means the Parent and the Company.
“Fee Letter” means the letter among the Administrative Agent, the Company and the Parent of even date herewith providing for the payment of certain fees by the Company to the Administrative Agent as specified therein.
“Final Collection Date” means the date, following the termination of purchases under this Agreement, on which all amounts to which the Banks shall be entitled in respect of Purchased Receivables and all other amounts owing to the Banks and the Administrative Agent hereunder and under the other Transaction Documents are paid in full.
“Financial Inability to Pay” means a Debtor’s failure or inability to pay a Receivable as a result of a deterioration in such Debtor’s credit quality as evidenced by an event where such Debtor (A)(i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (aa) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (bb) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter, (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or (x) at any time that the long-term unenhanced, unsecured indebtedness rating of such Debtor is “CCC” (or its equivalent) or lower, fails to pay 10% or more of the aggregate amount of Purchased Receivables owed by it, for more than 30 days beyond the relevant Maturity Dates thereof (unless such Debtor claims, and the Company agrees and confirms in writing, such failure to pay is a result of a commercial dispute related to such Purchased Receivables), or (B) fails, after giving effect to any applicable grace period for the relevant obligation(s) of such Debtor (other than such Receivable), to make, when due, any payments equal to or exceeding $25,000,000 under such obligations.
“Funded Amount” means the aggregate amount of Purchase Prices paid by the Banks hereunder, less the Collections, if any, theretofore paid to and received by the Banks.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Historical Dilution” means, with respect to a Debtor at any time, a rate equal to a fraction the numerator of which is the value of the “Credit Memos” for the same month of the previous year and the denominator of which is the value of “Sales” for such month and year, in each case for such Debtor as indicated in the relevant Portfolio Report received by the Administrative Agent and as distributed to the Banks.
“Indemnified Taxes” has the meaning ascribed to in Section 7.2.
“Invoice” means an invoice issued by the Company to a Debtor for payment for goods or services supplied pursuant to a Contract between the Company and such Debtor.
“Late Interest Percentage” means, with respect to Purchased Receivables, a rate equal to the product of (a) the sum of (i) LIBOR for ninety-eight (98) days as of the relevant date, and (ii) 0.75%, and (b) a fraction the numerator of which is ninety-eight (98) and the denominator of which is 360.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“LIBOR” means, for any applicable period, the rate per annum determined by the Administrative Agent on the date that is two (2) Business Days prior to the applicable Settlement Date for deposits in Dollars for a period equal to such period, which appears in the Bloomberg Financial Markets system as the composite offered rate for London interbank deposits for such period as of 11:00 a.m. (London, England time). If that rate does not appear on that display page, LIBOR for such period will be the rate per annum shown on Reuters Screen LIBOR01 Page or any successor page as the composite offered rate for London interbank deposits for such period, as shown under the heading “USD” as of 11:00 a.m. (London, England time) two (2) Business Days before the commencement of such period, or if such service is not available, by reference to the

British Bankers’ Association Interest Settlement Rates for deposits in USD for a period equal to such relevant period; provided to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in USD are offered for such relevant period by the Administrative Agent in the London interbank market in London, England on the date that is two (2) Business Days prior to the beginning of such period.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Parent and its subsidiaries taken as a whole or (b) the validity or enforceability of any material term of this Agreement or the rights or remedies of the Administrative Agent or the Banks hereunder or acquired hereunder.

“Maturity Date” means, with respect to a Purchased Receivable, the date on which such Purchased Receivable becomes due and payable by the Debtor.
“Mizuho” has the meaning ascribed to it in the preamble hereto.
“Monsanto Agreement” means the Amended and Restated Exclusive Agency and Marketing Agreement by and between The Monsanto Company and the Company.
“Monsanto Receivables” means accounts receivable (and all related proceeds) originated and owned by The Monsanto Company from an Approved Debtor pursuant to, and otherwise subject to the terms of, the Monsanto Agreement and collected by the Company as an agent on behalf of The Monsanto Company thereunder.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Lists” has the meaning ascribed to it in Section 19.9(b).
“OFAC Violation” has the meaning ascribed to it in Section 19.9(c).
“Original Amount” means, in relation to a Receivable or a Purchased Receivable, as applicable, the amount owing from the Debtor in respect of such Receivable or Purchased Receivable, as applicable, such amount being the aggregate amount payable under the relevant Invoice, less any related Trade Credit Amount applied against such payable amount on or before the purchase date of such Receivable or Purchased Receivable, as applicable. For the avoidance of doubt, the Original Amount of any Purchased Receivable shall not be reduced as a result of any write-down or write-off of such Purchased Receivable by any Bank.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document.
“Parent” has the meaning ascribed to it in the preamble hereto.

“Payment Account” means the account of the Administrative Agent set forth under its signature on the signature page hereto, or such other account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Portfolio Report” means a report, substantially in the form of Schedule 4, delivered in electronic form and which shall contain, inter alia, the list of Receivables which have been determined to be Purchased Receivables hereunder, with separate entries for (i) Receivables previously purchased by the Banks in accordance with Section 4.1 and (ii) Replacement Receivables, as well as a list of all relevant Invoices and for each Approved Debtor, a calculation of the Trade Credit Amount.
“Prime Rate” means the rate of interest per annum that Mizuho announces from time to time as its prime lending rate in the United States, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Mizuho or any other Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Pro Rata Share” means, with respect to any Bank, (i) with respect to any Purchased Receivable, an amount (expressed as a percentage) equal to (x) that portion of the Purchase Price of such Purchased Receivable paid by such Bank, divided by (y) the Purchase Price of such Purchased Receivable paid by all of the Banks, and (ii) for all other purposes under this Agreement, an amount (expressed as a percentage) equal to (x) the aggregate Purchase Prices of all Purchased Receivables paid by such Bank, divided by (y) the aggregate Purchase Prices of all Purchased Receivables paid by all of the Banks. For the avoidance of doubt, the Pro Rata Share of any Bank with respect to any Receivable that is required to be repurchased by such Bank in accordance with Section 4.5(e) shall be such Bank’s Pro Rata Share with respect to such Receivable as of the initial Settlement Date on which it was purchased.
“Purchase Price” means, in relation to any Purchased Receivable, the Agreed Base Value thereof times the applicable Discount.
“Purchase Request” means a request for purchase signed by an officer or other authorized signatory of the Company in the form attached hereto as Schedule 1.
“Purchased Receivable” means, at any time, any Receivable sold by the Company and acquired by the Banks under this Agreement.
“Receivable” means the indebtedness of an Approved Debtor to the Company arising under a Contract and which is evidenced by an Invoice (including the right to receive payment of any interest or finance charges or other liabilities of such Debtor under the Contract), together with all Related Assets with respect thereto and all Collections and other proceeds with respect to the foregoing.

“Related Assets” means, with respect to the Receivables (i) all related rights and remedies under or in connection with the Contract with respect thereto including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all Sales Records (including electronic records) with respect thereto, (iv) all related insurance, and (v) all proceeds of the foregoing.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replacement Receivables” has the meaning ascribed to it in Section 4.3 hereof.
“Repurchase Event” means, with respect to a Purchased Receivable:
(i) any representation or warranty made by the Company in any Transaction Document with respect to such Receivable is inaccurate, incorrect or untrue, in any material respect, on any date as of which it is made or deemed to be made; or
(ii) the Company fails to comply with any of its covenants with respect to such Receivable set forth in Section 11 of this Agreement or in any other Transaction Document; or
(iii) any Purchased Receivable becomes subject to a Dilution, or on any day the Original Amount of such Purchased Receivable (x) is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective or rejected services, any discount or other adjustment by the Company (including on account of credits, rebates, chargebacks, inventory transfers, allowances for early payments and other allowances) or any obligation of the Company owed to the applicable Debtor to make such a discount or adjustment, (y) is reduced or cancelled as a result of a setoff, deduction or counterclaim in respect of any claim by the Debtor thereof against the Company (whether such claim arises out of the same or a related or an unrelated transaction) or (z) otherwise is less than the amount reported by the Company in (or for purposes of) any settlement statement delivered pursuant to this Agreement (for any reason other than receipt of Collections on such Purchased Receivable or such Purchased Receivable being written off as uncollectible based on Debtor’s Financial Inability to Pay); provided, however, that to the extent that the occurrence of any matter described in the foregoing paragraphs (x) or (y) would otherwise result in a Repurchase Event, no Repurchase Event with respect to any such Purchased Receivable shall occur if the amount of any such adjustment caused by the occurrence of such event has already been included in the calculation of the Purchase Price paid with respect to such Purchased Receivable.
“Required Banks” means, at any time, the Banks representing more than 50% of the then aggregate Purchase Prices of all Purchased Receivables paid by all of the Banks; provided the Purchased Receivables of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Responsible Officer” means the Chairman, President or an Executive, Senior or other Vice President of the Company and, with respect to financial matters, the Chief Financial Officer, the Treasurer or the Controller of the Company.

“Sales Records” means the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of the Company relating to a Debtor and on an individual Purchased Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Purchased Receivable.
“Settlement Date” means, Wednesday of each calendar week (or, if such Wednesday is not a Business Day, the immediately succeeding Business Day) or such other date as the Administrative Agent, each Bank and the Company may from time to time agree to, provided that (i) with respect to the initial purchase hereunder, the date of such purchase shall be the initial Settlement Date and (ii) on or after the Termination Date, the Administrative Agent and the Banks may select Settlement Dates by notice to the Company.
“Settlement Period” means (a) with respect to the initial purchase, a period from and including the date of such purchase pursuant to Section 4.2 to and including the first Tuesday following the date of the initial purchase or as otherwise agreed between the Administrative Agent, each Bank and the Company and (b) thereafter, each period from and including the Wednesday following the immediately preceding Settlement Period to and including the Tuesday of the immediately following calendar week or as otherwise agreed between the Administrative Agent, each Bank and the Company, provided at any time the Administrative Agent, each Bank and the Company may mutually agree to select any different period as the Settlement Period.
“Stated Termination Date” means October 30, 2013, or such later date as may be extended annually by mutual agreement of each Bank and the Company no later than ninety (90) days in advance of the then scheduled Stated Termination Date.
“Tax” means with respect to any Person any present or future taxes, charges, fees, levies, imposts, duties or assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, value added, license, occupation and franchise taxes and any interest or penalty payable in connection with any failure to pay any of the same); Taxes and Taxation shall be construed accordingly.
“Termination Date” means the earliest to occur of (i) termination of this Agreement pursuant to Section 18, (ii) the Stated Termination Date and (iii) the Business Day designated by either the Company or the Administrative Agent and the Banks with no less than thirty (30) days prior notice to the other party.
“Termination Event” means any of the events set forth in Section 18.
“Termination Interest” means, with respect to the Total Purchased Receivables, a rate equal to the product of (a) the sum of (i) LIBOR for five (5) days and (ii) 2.75%, (b) a fraction the numerator of which is the number of days during the period referred to in clause (i) above plus fifteen (15)

days, and the denominator of which is 360 and (c) the aggregate Agreed Base Value of the Total Purchased Receivables.
“Total Purchased Receivables” has the meaning ascribed to it in Section 18.5.
“Trade Credit Amount” means, with respect to a Purchased Receivable, the Dollar amount from time to time accrued on the books and records of the Company and as reported on each Portfolio Report delivered to the Administrative Agent and as distributed to the Banks as a trade credit, trade allowance, return allowance or similar arrangement between the Company and the related Approved Debtor that might result in a reduction of such Purchased Receivable in the future.
“Transaction Document” means each of this Agreement, each Purchase Request, each Portfolio Report, the blocked account agreements, and all related documents.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 2.	TERMS OF PURCHASE ON AN UNCOMMITTED BASIS.
Section 2.1.    Prior to the Termination Date, subject to the terms and conditions of this Agreement, the Company may, at the Company’s option, offer to sell and assign from time to time to the Banks, and the Banks hereby agree, severally and not jointly, to consider on an uncommitted basis to purchase a 100% interest in all or any portion of the present and future Receivables of each Approved Debtor as identified in the most recent Portfolio Report delivered to the Administrative Agent under this Agreement or as identified in such other manner acceptable to the Administrative Agent and the Required Banks provided that the Funded Amount at no time shall exceed (a) the Agreement Amount or (b) with respect to an Approved Debtor, the applicable Debtor Sublimit; further provided, that in any event (i) the Receivables that may be purchased and sold hereunder with respect to an Approved Debtor shall be deemed to be the Receivables of such Approved Debtor with the earliest due date (based upon their net invoice value excluding all accruals for any discounts) and (ii) the Original Amount of the Receivables offered to be purchased and sold hereunder with respect to each Approved Debtor shall represent a share of the total Original Amount of all Receivables offered to be purchased and sold hereunder of all Approved Debtors which is approximately equal (as determined by the Administrative Agent in its reasonable discretion and which shall be binding on the parties hereto, absent manifest error) to the share that the Original Amount of all Receivables of such Approved Debtor represents of the total Original Amount of all Receivables of all Approved Debtors.

SECTION 3.	CONDITIONS PRECEDENT.
Section 3.1.    The Company shall not be entitled to request the Banks to make the initial purchase of Purchased Receivables, unless:
(a)    the Administrative Agent and each Bank have received all of the documents listed in Schedule 2 in form and substance reasonably satisfactory to each of them;

(b)    the representations and warranties made by the Company in Section 10 of this Agreement and in any other Transaction Documents are true and correct as of the Closing Date;
(c)    the Administrative Agent has received the fees and other amounts payable by the Company pursuant to Section 15.1;
(d)    the Company shall have established the segregated Blocked Accounts for the collection of the Purchased Receivables;
(e)    no Termination Event shall have occurred; and
(f)    the Closing Date falls at least four Business Days after the date of the delivery of the initial Purchase Request and initial Portfolio Report to the Administrative Agent and the Banks. Such Portfolio Report shall list the Receivables requested to be purchased in a format and contain such information as shall be reasonably satisfactory to the Administrative Agent and the Banks.

SECTION 4.	PURCHASE OF RECEIVABLES.
Section 4.1.    No purchase shall be made hereunder except as follows:
(a)    Prior to 12:00 noon New York time at least four (4) Business Days prior to a Settlement Date on which the Company wishes the Banks to purchase Receivables, the Administrative Agent shall have received a Purchase Request and a Portfolio Report in connection with such purchase, which the Administrative Agent shall promptly, and if received by 12:00 noon on the day of receipt thereof from the Company, by no later than 2:00 pm on such date, transmit to each Bank, together with an estimate prepared by the Administrative Agent of the Purchase Price for the applicable Receivables to be sold on such Settlement Date, and the Pro Rata Share of each of such Bank.
(b)    No later than 10:00 a.m. New York time on the third Business Day prior to such Settlement Date, each Bank will notify the Administrative Agent of whether it has agreed, in its sole discretion, to purchase the Receivables set forth in the applicable Purchase Request on the next Settlement Date; provided if any Bank (a “Non-Purchasing Bank”) notifies the Administrative Agent in accordance with the foregoing that such Bank will not purchase its share of such Receivables (provided that any such notice shall apply to all Receivables set forth in the applicable Purchase Request, and no Bank shall have the right to purchase only certain individual Receivables subject to the same Purchase Request), the Administrative Agent shall promptly notify each other Bank of such Non-Purchasing Bank’s decision, and each other Bank (i) shall have the right, but not the obligation, in its sole discretion, to purchase a pro rata share of such Non-Purchasing Bank’s share of such Receivables, and (ii) shall notify the Administrative Agent of whether it will make such purchase no later than 11:00 a.m. New York time on the third Business Day prior to such Settlement Date; provided further, (x) if any Bank fails to promptly notify the Administrative Agent of its decision to purchase any Receivable after the receipt of the applicable Purchase Request, then such Bank shall be deemed to be a Non-Purchasing Bank with respect to such Receivable, and (y) if any Bank fails to promptly notify the Administrative Agent of its decision to purchase any Receivable after receipt of notice of a Non-Purchasing Bank’s decision, such Bank shall be deemed to have decided to not purchase its pro rata share of such Receivable; provided further, for the avoidance of doubt, this Section 4.1(b) shall not apply to any repurchase of a Receivable by a Bank required in accordance with Section 4.5(e).
(c)    No later than 12:00 noon New York time three (3) Business Days prior to the Settlement Date, the Administrative Agent will notify the Company of the Banks that will purchase the applicable Receivables on such Settlement Date, and if, in accordance with Section 4.1(b), the aggregate amount of such Receivables is less than the Receivables set forth in the applicable Purchase Request, then the notice by the Administrative Agent to the Company shall set forth the applicable Receivables subject to such Purchase Request that such Banks are willing to purchase, which Receivables shall be determined by the Administrative Agent in its reasonable discretion.
(d)    No later than 12:00 noon New York time two (2) Business Days prior to the Settlement Date, the Administrative Agent shall calculate the Purchase Price for the applicable Receivables to be sold on such Settlement Date and promptly send such calculation to the Company and each of the Banks, together with the Pro Rata Share of each of such Bank (giving effect to Section 4.1(b) and Section 4.5(e), as applicable).
(e)    The aggregate of the Funded Amount of the Receivables referred to in the Portfolio Report (after giving effect to such purchase) as of the applicable Settlement Date will not exceed (i) the Agreement Amount or (ii) with respect to an Approved Debtor, the Debtor Sublimit. No Bank’s Pro Rata Share of the aggregate of the Funded Amount of the Receivables referred to in the Portfolio Report (after giving effect to such purchase) as of the applicable Settlement Date will exceed such Bank’s Stated Amount.
(f)    The Invoices referred to in the Portfolio Report each shall have a date certain for payment which is no more than 90 days from the earlier of (i) the date of sale or (ii) dispatch of the goods by the Company, and are denominated in Dollars.
(g)    As of such Settlement Date, the representations and warranties made by the Company in Section 10 of this Agreement are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) and no Termination Event shall have occurred.
Section 4.2.    (a) With respect to each purchase of Receivables on a Settlement Date:
(i)    Each Bank that is purchasing Receivables on such Settlement Date, whether in its sole discretion in accordance with Section 4.1 or as required by Section 4.5(e), shall make its Pro Rata Share of the Purchase Price thereof available to the Administrative Agent not later than 2:00 p.m. (New York City time) on such Settlement Date, by wire transfer of same day funds in Dollars, to the Payment Account; and
(ii)    Upon receipt of the amounts set forth in Section 4.2(a)(i), the Administrative Agent, on behalf of the purchasing Banks, shall pay the Purchase Price to the Company for the Purchased Receivables sold to such Banks on such Settlement Date, less any other amounts owing to the Administrative Agent and the Banks hereunder, by 4:00 p.m. New York time on such Settlement Date.
(b)    If no Bank decides, in its sole discretion, to purchase any Receivables offered by the Company in accordance with Section 3 on the terms and conditions then in effect (but subject to the requirements of Section 4.5(e)), the Banks may in their discretion propose in writing to the Company modifications to the Applicable Margin, Approved Debtors, and/or Debtor Sublimits as conditions to their consent to purchase such Receivables within one Business Day of receipt of the applicable Purchase Request; if the Company agrees to such modifications, it shall so indicate in writing within one Business Day of receipt of such proposal, whereupon the Banks may decide in their discretion to purchase the Receivables listed in the relevant Purchase Request on such modified terms in accordance with clause (a) above.
(c)    The Company shall be entitled, to the extent collected by the Company, to receive and retain an amount equal to Collections on the Purchased Receivables in excess of all amounts owed to the Banks as set forth in Section 4.5(d) and (e), such amount to first be applied to the delivery to the Company of any Trade Credit Amounts due to the Company, as applicable, with the remainder of such amounts to be paid to the Company as a servicing fee. Without limiting the liability and obligations of the Company hereunder, each Bank shall be entitled to offset against and deduct from such excess all amounts owing by the Company to such Bank under this Agreement and the Transaction Documents not previously distributed to such Bank. So long as the Company is acting as servicer for the Purchased Receivables, the Company will be entitled to retain such excess (less such offsets and deductions) as the Purchased Receivables are collected. Should the Administrative Agent terminate the Company’s appointment as servicer, each Bank will pay to the Company its Pro Rata Share of such excess over and above the amounts which such Bank is entitled to offset, upon collection of all amounts owing in respect of the Purchased Receivables purchased thereby.
(d)    The parties agree that the calculation of Agreed Base Value of Purchased Receivables includes Trade Credit Amounts which the Approved Debtors have historically been entitled to receive if certain conditions in the future are met. To the extent that such Approved Debtors are not entitled to receive any such Trade Credit Amounts, or in the event that any such Approved Debtors are entitled to receive such Trade Credit Amounts but elect not to apply the corresponding Trade Credit Amount to the reduction of any payment made on a Purchased Receivable, and the Collections with respect to such Purchased Receivable include any such corresponding Trade Credit Amount, the amount thereof shall be attributable to and paid to the Company.
Section 4.3.    Until the Termination Date, with the prior consent of the Banks in accordance with Section 4.1(a) if such purchase is to occur on a Settlement Date, and without consent if such purchase is to occur between two Settlement Dates, Collections may be used by the Company, as servicer, and as agent for and on account of the Banks, to purchase from the Company Receivables of Approved Debtors that meet all of the requirements contained herein applicable to the initial Purchased Receivables (“Replacement Receivables”), which Replacement Receivables shall be held for the exclusive benefit and account of the Banks to the same extent as the original Purchased Receivables and shall constitute Purchased Receivables for all purposes of the Agreement. For purposes of maintaining the perfection of the Banks’ interest in any Purchased Receivables and the proceeds thereof, each Bank hereby appoints the Company as its agent in respect of any Collections prior to such Collections being used to purchase Replacement Receivables, provided that the Company’s sole duty as such agent shall be to hold such Collections in trust for the benefit of such Bank or to purchase Replacement Receivables as aforesaid.
Section 4.4.    (a) The Company will instruct all Debtors under the Purchased Receivables to make all payments on account thereof to the relevant Blocked Accounts. Each Invoice shall also require that payments be made to the relevant Blocked Accounts. All Collections will be received and held in the Blocked Accounts in the name of the Administrative Agent, for the benefit of the Banks, as the owner thereof and, except as otherwise provided in this Agreement, will be applied in the manner set forth in (b) below. The Administrative Agent may, or at the request of the Required Banks, shall, suspend or terminate all of the Company’s right, power and interest in a Blocked Account at any time upon the occurrence and during the continuance of a Termination Event.
(b)    Prior to the Termination Date, all of the Collections deposited into the Blocked Accounts shall be swept daily and transferred into the Company’s operating account, as designated by the Company to the financial institution maintaining such Blocked Accounts, and each Bank hereby directs the Company to, no later than on the Business Day following the day on which Collections are received in such operating account, pay, apply or reserve for payment, as the case may be, such Collections as follows:
(i)    first, reserve for payment to the Banks at the next Settlement Date the amount equal to the difference between the Agreed Base Value and the Purchase Price of the Purchased Receivables (other than Defaulted Receivables);
(ii)    second, reserve for payment to the Banks at the next Settlement Date (X) the amount of any Dilutions which may have accrued or been granted in relation to the relevant Purchased Receivables that were not otherwise accounted for in the calculation of Purchase Price and (Y) Collections related to any Defaulted Receivables;
(iii)    third, reserve for payment to the Banks on the next Settlement Date the sum of (A) the Purchase Price of the Purchased Receivables (other than Defaulted Receivables), except for such amounts as may be used to purchase Replacement Receivables for the time remaining in the applicable Settlement Period by the Company on the Banks’ behalf (“Net Daily Collections”) at the price determined in accordance with Section 4.1(d), plus (B) in the event that a Debtor Default Event shall have occurred and then be continuing with respect to any Approved Debtor, an amount equal to the excess of (x) the Original Amount of the Purchased Receivables (other than Defaulted Receivables) of all Approved Debtors over (y) the Agreed Base Value of all Purchased Receivables (other than Defaulted Receivables), such amount not to exceed the Agreed Base Value of Defaulted Receivables of each Approved Debtor subject to a Debtor Default Event, plus (C) all other amounts which may be owing to the Administrative Agent or any Bank under this Agreement or any other Transaction Document with respect to any Collections of Purchased Receivables; and

(iv)    fourth, with respect to any Collections of Purchased Receivables which include any Trade Credit Amounts owing to the Company, reserve for payment to the Company such corresponding Trade Credit Amounts subject to the last sentence of the following paragraph.
If on any Settlement Date any Bank decides in its sole discretion (but subject to the requirements of Section 4.5(e)), not to purchase Replacement Receivables title to which has not yet transferred to such Bank pursuant hereto with Collections, the Company shall remit and hold such Bank’s Pro Rata Share of all Collections (including, without limitation, Collections received relating to Trade Credit Amounts) in the Blocked Accounts until the next Settlement Date, whereupon it shall follow the procedures set forth in Section 4.5(d) and (e), provided, however, that if a Termination Event has occurred or the Termination Date has been declared, on the applicable Final Collection Date the Company shall follow the procedures set forth in Section 18. The Company shall comply in all respects with each such direction of the applicable Bank. The Company’s interest in any Collections relating to Trade Credit Amounts or that it would otherwise receive as its servicing fee shall at all times following the occurrence of a Termination Event be subordinate to each Bank’s interest in the Collections until the Final Collection Date.
(c)    While the Company is acting in the capacity of Servicer, any amounts in respect of the payment of Net Daily Collections shall be deemed to have been paid to the Company and deposited into the Blocked Account immediately upon receipt thereof by the Company.
(d)    Except as set forth in Sections 4.5(e) and 21, at no time shall the Company have any right, title or interest in or to, or be the owner of, any Purchased Receivable.
(e)    Each of the Administrative Agent and each Bank agrees that at no time shall either the Administrative Agent or any Bank have any rights or interest in any Monsanto Receivables and that the Company shall at all times be entitled to any collections deposited into the Blocked Accounts related to Monsanto Receivables; provided, however, that if at any time after the Termination Date, an Approved Debtor does not make a full payment on the Purchased Receivables and the Monsanto Receivables and the applicable Approved Debtor shall have not otherwise stated to which accounts receivable the payment should be applied and the Company has notified the Administrative Agent and the Banks that the Company has not determined pursuant to the terms of this Agreement and the Monsanto Agreement as to which accounts receivable the payment should be applied, each of the Administrative Agent and each Bank agrees that such payment shall be applied on a pro rata basis to the Purchased Receivables and the Monsanto Receivables of such Approved Debtor.
Section 4.5.    (a) The Company and the Banks shall settle amounts owing as between them hereunder on each Settlement Date.
(b)    The Company shall deliver to the Administrative Agent (for distribution to the Banks) prior to the Closing Date the initial Portfolio Report, in the form of a hard copy or electronically in a manner acceptable to the Administrative Agent, as at the last day of the immediately preceding week.

(c)    Thereafter:
(i)    by 12:00 noon New York time four Business Days prior to each Settlement Date; and
(ii)    within five Business Days following the Termination Date, the Company shall deliver to the Administrative Agent and the Banks, in the form of a hard copy or electronically in a manner acceptable to the Administrative Agent, a Portfolio Report as at the following dates (or on the date otherwise agreed between the Company and the Administrative Agent and each Bank):
(x)     as at the last day of the immediately preceding Settlement Period (in the case of paragraph (i) above);
(y)    as at the Company’s close of business on the day immediately preceding the Termination Date (in the case of paragraph (ii) above).
(d)    On each Settlement Date by 12:00 noon New York time, to the extent available from Collections:
(i)    the Company shall pay to the Administrative Agent for the benefit of the Banks at the Payment Account for prompt payment to the Banks on such Settlement Date (if received by the Administrative Agent by 12:00 noon New York time, and if not, promptly after receipt thereof) the amounts set forth in Section 4.4(b)(i) and (ii) in respect of Purchased Receivables (other than Defaulted Receivables), to the extent any part thereof has not been previously paid;
(ii)    If the difference between the amount reserved pursuant to Section 4.4(b)(iii) and the Purchase Price for Replacement Receivables in accordance with Section 4.3 is positive, then the Company shall pay to the Banks by deposit to the Payment Account such difference.
(iii)    If the difference between the amount reserved pursuant to Section 4.4(b)(iii) and the Purchase Price for Replacement Receivables in accordance with Section 4.3 is negative, then each Bank shall pay to the Company such Bank’s Pro Rata Share of such difference, or at each Bank’s discretion, the Company shall deduct from the amounts due to such Bank pursuant to clause (d)(i) above such difference.
(iv)    To the extent that any Bank has received any Collections directly, so long as no Termination Event has occurred, such Bank shall pay to the Company by deposit to the Company’s operating account (as designated by the Company), such amounts as may be used to purchase Replacement Receivables that such Bank has consented to purchase, as well as an amount equal to the aggregate amount of all Trade Credit Amounts that the Company is entitled to receive that have been received by such Bank from such Collections.

(e)    On each Settlement Date, (i) the Company shall purchase from the Banks all Purchased Receivables other than Defaulted Receivables for a purchase price equal to the Purchase Price of such receivables minus any amounts received by the Banks as repayment of such Purchased Receivables and (ii) each Bank (x) shall repurchase any Receivables previously purchased by such Bank in accordance with Section 4.1 and any Replacement Receivables which have been purchased with such Bank’s consent in accordance with Section 4.3, in each case to the extent such Receivables have not yet been paid as of such Settlement Date and such Receivables remain part of the Receivables designated as sold on Schedule I of the related Purchase Request or in the related Portfolio Report, and (y) may in such Bank’s sole discretion purchase such Replacement Receivables which have been purchased by the Company without such Bank’s consent during the period between the previous Settlement Date and the current Settlement Date in accordance with Section 4.3; provided that in all cases the Company may use the purchase price that it would have paid the Banks for the Purchased Receivables in accordance with clause (i) above to purchase Replacement Receivables, provided in each case that the Company complies with the limitations set forth in Section 2.1 relating to the Agreement Amount and the Debtor Sublimits; provided further that, following a Debtor Default Event relating to any Approved Debtor, which such Debtor Default Event is then continuing, with respect to any Purchased Receivables (other than Defaulted Receivables) purchased by the Company pursuant to clause (i) above and not repurchased by the Banks pursuant to clause (ii) above, the purchase price payable by the Company under clause (i) above shall be increased by an amount equal to the excess of (x) the Original Amount of such Purchased Receivables (other than Defaulted Receivables) over (y) the Agreed Base Value of such Purchased Receivables (other than Defaulted Receivables), such amount not to exceed the Agreed Base Value of Defaulted Receivables related to each Approved Debtor subject to a Debtor Default Event.
Section 4.6.    (a) On each Settlement Date in respect of which the Banks have agreed or been required in accordance with Section 4.5(e) to purchase Receivables, title to all currently existing Receivables of the Approved Debtors set forth in each Portfolio Report originated by the Company shall, ipso facto, and without any further action on the part of the Company or the Administrative Agent or any Bank, transfer to the Banks to the extent necessary so that the Purchase Price of all Purchased Receivables is equal to the Funded Amount of such Purchased Receivables.
(b)    If at any time the sale of all of the Receivables by the Company hereunder is limited by the Agreement Amount, the applicable Debtor Sublimit, or any other applicable limit set forth herein, the Receivables of such Approved Debtor originated by the Company that are otherwise purchased and sold hereunder up to such limitations shall be deemed to be the Receivables of such Approved Debtor with the earliest due date (based upon their net invoice value excluding all accruals for any discounts).
Section 4.7.    (a) The Company will from time to time within five Business Days following any request, furnish the Administrative Agent and each Bank with a calculation of the amounts paid to or held in trust for such Bank by the Company under this Agreement.
(b)    The Company will provide the Administrative Agent and each Bank with such other reports, information, documents, books and records as the Administrative Agent or such

Bank may reasonably request and which may be lawfully disclosed or provided to the Administrative Agent or such Bank, including, without limitation, a certificate signed by its officers attesting to (i) the balance owing on each Purchased Receivable, (ii) the Maturity Date of each Purchased Receivable and the fact that the goods sold and/or services provided under the terms of the relevant Contracts were shipped in accordance with the terms of such Contracts, (iii) a copy of the purchase order or sales order and invoices relating to each Purchased Receivable, (iv) a copy of the bill of lading and any other shipping document relating to the Purchased Receivable and all billings, statements, correspondence and memoranda directed to the customer in relation to each Purchased Receivable, and (v) after the Termination Date, a full accounting of daily Collections received.
Section 4.8.    The Administrative Agent and each Bank may keep records of all purchases, which records shall be consistent with all information set forth in the Portfolio Reports delivered to the Administrative Agent and each Bank, and evidence the dates and amounts of purchases and the applicable Discount in effect from time to time. Such records shall be presumptive evidence but the failure to record any purchase shall not limit or otherwise affect any obligations of the Company hereunder or the Debtors’ obligations to make payments on the Purchased Receivables when due; provided in the event of any inconsistency between the Administrative Agent’s records and any Bank’s records, the recordations in the Administrative Agent’s records shall govern.
Section 4.9.    The Company will, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all action that may be reasonably necessary and that the Administrative Agent and each Bank may reasonably request, in order to perfect, protect or more fully evidence such Bank’s ownership of the Purchased Receivables, or to enable the Administrative Agent or any Bank to exercise or enforce any of its rights hereunder.
Section 4.10.    Any payment by a Debtor in respect of any indebtedness owed by it to the Company in respect of Purchased Receivables shall, except as otherwise specified by such Debtor or required by the related Contract or law, be applied, first, as a Collection of any Purchased Receivables then outstanding of such Debtor in the order of the age of such Purchased Receivables, starting with the oldest of such Purchased Receivables and, second, to any other indebtedness of such Debtor to the Company in respect of Purchased Receivables.
Section 4.11.    All purchases shall be made by the Banks simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in such other Bank’s obligation to make a purchase requested hereunder nor shall the Bank’s Stated Amount of any Bank be increased or decreased as a result of a default by any other Bank in such other Bank’s obligation to make a purchase requested hereunder, unless such Bank agrees to such purchase, increase or decrease, as the case may be, in writing.
Section 4.12.    In the event that a Bank fails to make its Pro Rata Share of the Purchase Price (or any portion thereof) available to the Administrative Agent in accordance with section 4.2(a)(i) (such Bank, a “Defaulting Bank”), the Administrative Agent or a non-Defaulting Bank may, in its sole discretion, make such amount available to the Company in excess of its Pro Rata Share in such Purchased Receivable, and if more than one non-Defaulting Bank intends to make such amount available to the Company, then the amount thereof shall be allocated pro rata amongst all such non-Defaulting Banks that are willing to make such amount available to the Company. If the

Administrative Agent or non-Defaulting Bank, as the case may be, shall have made such funds available, then, to the extent that such Defaulting Bank shall not have made its Pro Rata Share of the Purchase Price available to the Company, such Defaulting Bank agrees to repay to the Administrative Agent or non-Defaulting Bank, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from and including such purchase date to but excluding the date such amount is repaid to the Administrative Agent or non-Defaulting Bank, as the case may be, at a rate determined by the Administrative Agent or non-Defaulting Bank, as the case may be, to represent its cost of overnight or short-term funds plus the Applicable Margin and reasonable breakage costs (which determination shall be conclusive absent manifest error). If such Defaulting Bank shall repay to the Administrative Agent or non-Defaulting Bank, as the case may be, such corresponding amount, such amount shall constitute such Defaulting Bank’s Pro Rata Share of the Purchased Receivable for purposes of this Agreement. Notwithstanding anything to the contrary herein (a) the Administrative Agent shall not be liable to the Company or any other Person for the failure of a Defaulting Bank to make its Pro Rata Share of the Purchase Price (or any portion thereof) available to the Company in accordance with Section 4.2(a)(i) or otherwise and (b) no non-Defaulting Bank shall be liable to the Company or any other Person for the failure of a Defaulting Bank to make its Pro Rata Share of the Purchase Price (or any portion thereof) available to the Company in accordance with Section 4.2(a)(i) or otherwise. The Company hereby reserves any and all rights or remedies that may be available under applicable Laws against any Defaulting Bank in relation to the foregoing.

SECTION 5.	LIMITED LIABILITY.
Section 5.1.    Deemed Collections/Repurchase Obligation.
5.1.1    If a Repurchase Event with respect to a Purchased Receivable occurs under clause (iii) of the definition thereof and the related reduction, adjustment, cancellation or setoff relates only to a portion of the aggregate Original Amount and not the entire aggregate Original Amount, the Company shall be deemed to have received on such day a Collection on such Purchased Receivable in the amount of such reduction, adjustment, cancellation or setoff. All such Collections deemed received by the Company under this Section 5.1.1 shall be remitted by the Company to such account as shall be directed by the Administrative Agent in accordance with Section 7.1. On receipt of all amounts referred to above, the Banks shall (at the cost and expense of the Company) execute such documents as may be necessary to re-assign that portion of the applicable Purchased Receivables which represents the amounts so paid, without recourse, representation or warranty (except as to the title thereto by the Banks), to the Company.
5.1.2    Except as set forth in Section 5.1.1 with respect to partial reductions, adjustments, cancellations or setoffs of any Original Amount, if a Purchased Receivable remains unpaid and a Repurchase Event with respect to such Purchased Receivable has occurred, the Administrative Agent may, by written notice, require the Company to pay to the Banks in respect of such Purchased Receivable, as directed by the Administrative Agent, an amount equal to the Agreed Base Value of such Purchased Receivable (or so much of it as was paid by the Banks to the Company and remains unpaid as Collections), and if such Purchased Receivable is being repurchased by the Company after the Maturity Date of such Purchased Receivable, together with interest thereon at the interest rate specified in Section 7.6 from the due date to the date of the Company’ payment in full thereof, and any other amounts then payable by the Company hereunder including breakage costs under Section 7.4, whereupon such amount shall become due and payable from the Company to the Banks on the date specified in such notice and shall be paid into an account specified by the Administrative Agent. On receipt of all amounts referred to above, the Banks shall (at the cost and expense of the Company) execute such documents as may be necessary to re-assign the applicable Purchased Receivables without recourse, representation or warranty (except as to the title thereto by the Banks), to the Company.
Section 5.2.    True Sale. It is the intention of the parties hereto that each purchase made hereunder shall constitute a sale and assignment of the related Purchased Receivable (and not merely a pledge), which sale and assignment is absolute, irrevocable and without recourse except as set forth in Sections 4.5(e), 5.1, 7.2, 7.4, 8, 15 and 18.5 and shall provide the Banks with the full benefits of ownership of such Purchased Receivable. In the event that, notwithstanding the intent of the parties, such purchase is deemed by a court of competent jurisdiction to constitute a pledge rather than a sale and assignment, the Company does hereby grant to the Administrative Agent, for the benefit of the Banks, in order to secure all the obligations of the Company to the Banks and the Administrative Agent hereunder, a first priority security interest in, to and on, the Purchased Receivables and the products and proceeds thereof including, without limitation, all Collections, all Trade Credit Amounts, all Related Assets and all other monies, instruments, securities, documents, investment property, financial assets and other property related to the Purchased Receivables from time to time on deposit in or credited to the Blocked Accounts or any other accounts and all other such property relating to the Purchased Receivables or any of them, and, in connection therewith, the Company hereby authorizes the Administrative Agent to file UCC financing statements with respect to the transactions contemplated hereby, together with any amendments relating thereto.

SECTION 6.	THE COMPANY AS SERVICER AND AGENT OF BANKS.
Section 6.1.    Appointment of Servicer. Notwithstanding the sale of Purchased Receivables pursuant to this Agreement, the Company shall continue to be responsible for the servicing and administration of the Purchased Receivables sold by it as agent and trustee for the Banks, all on the terms set out in this Agreement and subject to the right of the Banks to terminate the Company as servicer, agent and trustee pursuant to this Agreement at any time following the occurrence of a Termination Event, subject to the termination provisions of Section 6.3. In its capacity as servicer, the Company shall:
(a)    direct each Approved Debtor to make all payments on all Receivables, including Purchased Receivables and Receivables not purchased by the Banks, to the Blocked Accounts;
(b)    immediately pay over to the Blocked Accounts any Collections of Purchased Receivables received by the Company to the extent received other than in a Blocked Account, which shall be received in trust for the Banks;

(c)    promptly upon becoming aware thereof, notify the Administrative Agent (and the Administrative Agent shall promptly notify the Banks upon such notification thereof) in the event that all or any part of any Purchased Receivable is not paid in full within seven (7) Business Days following the Maturity Date thereof;
(d)    comply with the terms and provisions of Section 4 hereof with regard to Collections, actions to be taken at each Settlement Date and the purchase at each Bank’s option of Replacement Receivables; and
(e)    provide the Administrative Agent (for prompt distribution to the Banks) with a weekly reconciliation and Portfolio Report setting forth the list of Purchased Receivables and reconciling Collections made to the Blocked Accounts pursuant to paragraph (a) above in form and in substance as agreed upon between the Administrative Agent, the Banks and the Company.
Section 6.2.    Agency. All products or proceeds (including Collections) of any Purchased Receivable received by the Company (or the Company's agent) shall be held by the Company (or the Company's agent) in trust for the Administrative Agent and the Banks.
Section 6.3.    Termination of Appointment. The Administrative Agent may, and at the request of the Required Banks, shall, at any time following the occurrence of a Termination Event, or, immediately if upon the bankruptcy or insolvency of the Company or the Parent (however evidenced), (i) at its discretion give notice to each Debtor and take any lawful action to collect any Purchased Receivable sold from the Company directly from the respective Debtor and (ii) by notice in writing terminate the appointment of the Company as the Banks’ servicer and agent for the servicing of Purchased Receivables, in which case the Company undertakes to the Administrative Agent and the Banks not to interfere with such servicing or collection of any Purchased Receivable nor attempt to receive, nor itself make collection from the Debtor in respect of such Purchased Receivables. The Company shall have the option to repurchase all, or any portion of, Purchased Receivables sold by it upon any termination of the Company as servicer at the Repurchase Price as set forth in Section 21.1, provided no bankruptcy or insolvency (however evidenced) has occurred with respect to the Company or the Parent. The Company hereby grants and conveys to the Administrative Agent on behalf of the Banks an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Administrative Agent, at its option, with or without notice to the Company, to do any one of the following: (a) endorsing the name of the Company upon any checks or other Receivables, (b) endorsing the name of the Company on any freight or express bill or bill of lading relating to any Purchased Receivables; (c) taking all action as the Administrative Agent deems appropriate, including, without limitation, the execution and filing of financing statements in the name of and on behalf of the Company to perfect any of the security interests granted to the Administrative Agent, for the benefit of the Banks, herein; provided, unless and until a Termination Event shall have occurred, the Administrative Agent shall not exercise such power of attorney. The Company agrees that neither the Administrative Agent, any Bank nor the attorney-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law except to the extent the same constitutes gross negligence or willful misconduct. Without limiting the foregoing, in the event that a Debtor Default Event shall occur with respect to any Approved Debtor, the Administrative Agent and the Banks shall have the rights and remedies as set forth in this Section 6.3 with respect to the Purchased Receivables of such Approved Debtor, and (i) references in this Section 6.3 to “Purchased Receivables” shall be deemed to be to the Purchased Receivables of such Approved Debtor, and (ii) references in this Section 6.3 to the “Termination Date” shall be deemed to be to the determination date of the occurrence of such Debtor Default Event.

SECTION 7.	PAYMENTS.
Section 7.1.    Place and Time.
7.1.1    All payments to be made by the Company to the Banks pursuant to this Agreement shall be made on the date such amount is due by not later than 12:00 p.m. New York time to the Payment Account, or such other account as may be specified by the Administrative Agent. The Administrative Agent shall promptly distribute to each Bank, at such address as such Bank shall indicate in writing, such Bank’s applicable Pro Rata Share of all such payments to the extent received by the Administrative Agent.
7.1.2    All payments to be made by the Administrative Agent and/or the Banks pursuant to this Agreement shall be made on the date such amount is due by not later than 4:00 p.m. New York Time to the account of the Company notified to the Administrative Agent by the Company.
Section 7.2.    Taxes: Deduction; Withholding; Grossing Up.
7.2.1    Any and all payments by the Company to or for the account of any Bank under any Transaction Document shall be made free and clear of and without deduction for any Taxes or Other Taxes; provided, however that, for this purpose, such Taxes or Other Taxes shall not include (i) overall income taxes (however determined), franchise taxes, or branch profits taxes, in each case, imposed on any Bank by the United States, the jurisdiction under whose laws such Bank is organized, the jurisdiction of such Bank’s principal place of business or the jurisdiction in which such Bank holds Receivables, or any political subdivision thereof; (ii) any backup withholding that is required by the Code to be withheld from amounts payable to any Bank that has failed to comply with Section 7.2.5, (iii) any United States withholding tax imposed with respect to any payment by the Company pursuant to any Transaction Document, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Bank at the time such Bank first becomes a party to this Agreement as more fully set forth in Section 7.2.5(b)(iv), and (iv) any and all taxes imposed pursuant to or as a result of Section 1471 through 1474 of the Code and any applicable Treasury Regulations promulgated thereunder or published administrative guidance implementing such Code sections, whether in existence on the date hereof or promulgated or published hereafter (“FATCA”) (all such Taxes other than those referred to in the provisos (i) through (iv) above shall hereinafter be referred to as “Indemnified Taxes”). If the Company shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to any Bank, then (A) the sum payable shall be increased by the amount necessary to yield to such Bank (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made, (B) the Company shall make such deductions, and (C) the Company shall pay the amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Further, if Company is required by law to deduct any Taxes other than Indemnified Taxes from or in respect of any sum payable hereunder to any Bank, then (A) Company shall make such deductions, (B) the Company shall pay the amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (C) the amounts so deducted and paid to the relevant taxation authority shall be treated under this Agreement as made to such Bank.
7.2.2    If the Company shall be required by law to deduct any Taxes or Other Taxes (whether or not Indemnified Taxes) from or in respect of any sum payable hereunder to any Bank, as promptly as possible thereafter, the Company shall send to the Administrative Agent and the affected Bank, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Company and acceptable to the taxing authorities having jurisdiction over such Bank. If the Company fails to pay any Taxes or Other Taxes so deducted when due to the appropriate taxing authority or fails to remit to the affected Bank the required receipts or other required documentary evidence, the Company shall indemnify the affected Bank, as applicable, for any incremental Taxes, interest or penalties that may become payable by such party as a result of any such failure.
7.2.3    The Company shall indemnify each Bank, within twenty (20) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Bank on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.2) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. Such demand shall be made as promptly as practicable, but in any event within 90 days after such affected Bank obtains actual knowledge of such event; provided, however, that if an affected Bank fails to make such demand within 90 days after such affected Bank obtains knowledge of such event, such affected Bank shall, with respect to compensation payable in respect of such event, not be entitled to compensation in respect of the costs and losses incurred between the 90th day after such affected Bank obtains actual knowledge of such event and the date such affected Bank makes such demand.
7.2.4    If any Bank determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by the Company, it shall pay over such refund or credit to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 7.2 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Company agrees to repay each such Bank, within ten (10) Business Days after the request of such Bank, the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Bank is required to repay such refund to such Governmental Authority. This Section 7.2 shall not be construed to require any Bank to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Company or any other Person.

7.2.5    (a) Each Bank shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (x) whether or not payments made under any Transaction Document are subject to Taxes, (y) if applicable, the required rate of withholding or deduction, and (z) such Bank’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Bank by the Company pursuant to this Agreement or otherwise to establish such Bank’s status for withholding tax purposes in the applicable jurisdiction.
(b)    Without limiting the generality of the foregoing:
(i)    any Bank that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code, and not an exempt recipient described in Section 6049(b)(4) of the Code, shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Administrative Agent and/or any Bank is subject to backup withholding or information reporting requirements; and
(ii)    each Bank that is organized under the laws of a jurisdiction other than the United States (including each State thereof and the District of Columbia) (a “Foreign Bank”) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (II) executed originals of Internal Revenue Service Form W-8ECI, (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, (IV) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (y) executed originals of Internal Revenue Service Form W-8BEN, or (V) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    Each Bank shall deliver to the Company and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Bank under any Transaction Document are exempt from any United States withholding tax imposed pursuant to FATCA, and (y) to allow the Company and Administrative Agent to determine the amount to deduct or withhold under FATCA from a payment under any Transaction Document. Each Bank further agrees to complete and to deliver to the Company and the Administrative Agent from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Company in order to secure an exemption from, or reduction in the rate of, withholding tax imposed pursuant to FATCA.
(b)    Each Bank shall promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form.
7.2.7    For any period with respect to which a Bank has failed to provide the Company and the Administrative Agent with the appropriate form, certificate or other document described in Section 7.2.5 (other than as a result of a change in law occurring after the date such Bank becomes a Bank under this Agreement), such Bank shall not be entitled to gross up under Section 7.2.1 with respect to Taxes imposed by reason of such failure; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps at the Bank’s expense as the Bank shall reasonably request to assist the Bank to recover such Taxes.
7.2.8    Any Bank claiming any additional amounts payable pursuant to this Section 7.2 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.
Section 7.3.    Payments in Dollars. All payments to be made by the Company and the Debtors in respect of a Purchased Receivable, whether of interest, principal, or otherwise, shall be made in Dollars.
Section 7.4.    Breakage Cost Indemnity. The Company agrees to indemnify each Bank on demand against any loss or expense (including, but not limited to, any loss of the Applicable Margin or any other loss or expense sustained or incurred or to be sustained or incurred by such Bank in liquidating or employing deposits acquired or contracted for to effect or maintain its acquisition of its Pro Rata Share of Purchased Receivables or any part thereof) which such Bank has sustained or incurred as a consequence of (i) a purchase of Receivables not being made following the delivery of any Purchase Request to such Bank by reason of the non-fulfillment of any of the conditions precedent or otherwise or (ii) a repurchase of Purchased Receivables by the Company prior to the end of the applicable Settlement Period, other than any such repurchase resulting from a Bank Termination.
Section 7.5.    Business Days. Any amounts which but for this Section 7.5 would fall due for payment under this Agreement on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, in which case such payment shall be due on the preceding Business Day. Interest calculations shall, where necessary, be adjusted accordingly.
Section 7.6.    Default Interest.
7.6.1    In the event that any amount payable by the Company hereunder or under any of the other Transaction Documents (including, without limitation, Collections received by the Company and not paid to the Administrative Agent for the benefit of the Banks when received) remains unpaid for five (5) Business Days after the Administrative Agent, at the request of the Required Banks, provides notice to the Company that such amounts are past due, the Banks shall charge, and the Company shall pay, interest (“Default Interest”) from time to time on any such unpaid amount to the Administrative Agent and/or the Banks during the period from (and including) the due date thereof, but excluding the date payment is received by the Administrative Agent and/or the Banks, as applicable, in full, at a rate equal to the aggregate of (i) the Prime Rate, and (ii) 2.75% per annum.
7.6.2    Such Default Interest shall be payable ON DEMAND and, if no prior demand is made, on the last Business Day of each calendar month. Each of the Administrative Agent and each Bank is authorized to charge any such amount of Default Interest due to any account of the Company on the books of the Administrative Agent or such Bank, as applicable, or any affiliate thereof and to deduct any such amount from any amount which would otherwise be due from the Administrative Agent or such Bank, as applicable, to the Company from time to time under this Agreement.
Section 7.7.    Ratable Sharing. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Purchased Receivable or other obligations hereunder resulting in such Bank receiving payment of a proportion of the aggregate amount payable under any Purchased Receivable to such Bank greater than its Pro Rata Share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash) participations in the other Banks’ Pro Rata Shares of the Purchased Receivable (not in excess of the applicable Purchase Price thereof), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount owing to them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 7.7 shall not be construed to apply to (A) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), or (B) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Purchased Receivables to any assignee or participant, other than to any Facility Party (as to which the provisions of this Section shall apply). Each Facility Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Facility Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of each Facility Party in the amount of such participation.

SECTION 8.	CHANGES IN CIRCUMSTANCES.
Section 8.1.    Increased Costs.
8.1.1    The Company shall, within three Business Days of a demand by any Bank, pay the amount of any Increased Costs incurred by such Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.
8.1.2    In this Agreement “Increased Costs” means (i) a reduction in the rate of return for the applicable Bank from the transactions contemplated in the Transaction Documents or on such Bank’s overall capital; (ii) an additional or increased cost imposed by regulatory or administrative action; (iii) a reduction of any amount due and payable under any Transaction Document or by the Debtor under the Purchased Receivables, which in each case is incurred or suffered by such Bank to the extent that it is attributable to such Bank having entered into any Transaction Document or funding any purchase of Purchased Receivables or being exposed to any Debtor in respect of Purchased Receivables and/or performing any of its obligations under any Transaction Document (without duplication of any amounts referred to in Section 4.4(b)(iii)(B) or the final proviso of Section 4.5(e)); or (iv) costs associated with the implementation and enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, including all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III.
Section 8.2.    Increased Cost Claims.
8.2.1    If any Bank intends to make a claim pursuant to Section 8.1, it shall notify the Company of the event giving rise to such claim and provide a certificate confirming the amount of its Increased Costs. Failure or delay on the part of any Bank to demand compensation pursuant to Section 8.1 shall not constitute a waiver of such Bank’s right to demand such compensation; provided, that the Company shall not be required to compensate a Bank pursuant to Section 8.1 for any Increased Costs incurred more than 180 days prior to the date that such Bank notifies the Company of the event giving rise to such claim and of such Bank’s intention to claim compensation therefor.

Section 8.3.    Exceptions.
8.3.1    Section 8.1 does not apply to the extent any Increased Cost is (i) attributable to a Tax Deduction required by law to be made by the Company; (ii) compensated for by Section 7.2; (iii) attributable to the breach by the applicable Bank of any law or regulation; or (iv) attributable to increased costs as a result of Taxes that are not Indemnified Taxes.
8.3.2    In this Section 8.3 a “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.
Section 8.4.    Replacement of Banks. The Company shall be permitted to replace any Bank that (a) requests reimbursement for amounts owing pursuant to Sections 7.4 or 8.1, (b) becomes a Defaulting Bank or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement that requires the consent of each of the Banks (so long as the consent of the Required Banks has been obtained), with a replacement financial institution; provided, that (i) such replacement does not conflict with any requirement of Law, (ii) no Termination Event shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall be satisfactory to the Administrative Agent, (iv) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section 19.1, (v) the Company shall have paid to the replaced Bank all amounts then due and payable from the Company to such replaced Bank under this Agreement, including amounts under Section 7.4 or 8.1, (vi) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 19.1, (vii) the replacement Bank shall have purchased the replaced Bank’s Pro Rata Share of all Purchased Receivables then owned thereby, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Bank shall have against the replaced Bank.

SECTION 9.	FURTHER ASSURANCES.
Section 9.1.    The Company agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the transactions contemplated hereby, or to enable the Administrative Agent or any Bank to exercise or enforce any of its rights with respect to the Purchased Receivables. Without limiting the generality of the foregoing, upon the request of the Administrative Agent, the Company will file such financing or continuation statements, or amendments thereto or assignments thereof, or termination statements in respect of any liens granted by the Company hereunder, and such other instruments or notices as required under U.S. or local law, as may be necessary or appropriate to perfect and preserve the interests of the Banks in the Purchased Receivables, free and clear of Adverse Claims.
Section 9.2.    The Company hereby authorizes the Administrative Agent or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof and such other instruments or notices as referred to in Section 9.1, relative to all or any of the Purchased Receivables now existing or hereafter arising in the name of the Company.

SECTION 10.	REPRESENTATIONS AND WARRANTIES.
Section 10.1.    General Representations and Warranties. The Company hereby makes, and on each purchase date and Settlement Date shall be deemed to make, the following representations and warranties for the benefit of the Administrative Agent and each Bank as of the Closing Date and each subsequent purchase date and Settlement Date with reference to the facts and circumstances then existing (with the understanding that, with respect to any such representation or warranty which relates to any Purchased Receivable, such representations and warranties are deemed to have been made by the Company only as of the date of the purchase of such Purchased Receivable by the Banks):
(a)    It is duly organized and validly existing and registered under the laws of its jurisdiction of organization and has the full right, power and authority to own its property and assets and carry on its business as it is now being conducted, to enter into the Transaction Documents, to perform and observe all of the matters and things provided for therein, including the sale to the Banks of the Purchased Receivables and it has taken all necessary steps to duly authorize the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby.
(b)    This Agreement and each other Transaction Document has been duly authorized by the Company and executed and delivered by the proper officer(s) of the Company and constitutes or, as the case may be, will, when made, constitute its legal, valid and binding obligations enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and by general equitable principles.
(c)    The Company is the legal and beneficial owner of each Purchased Receivable sold by it.
(d)    Each Purchased Receivable is generated from a sale to an Approved Debtor and shall be freely assignable and shall constitute amounts due and payable by the Debtor on the relevant Maturity Date (which shall not exceed 90 days from the earliest of (i) the date of sale or (ii) dispatch of the goods by the Company) and each Contract, Purchased Receivable and Invoice complies in all material respects with all applicable Laws.
(e)    The making and performance of this Agreement and each Transaction Document and the transactions contemplated hereby will not (as to the knowledge of any Responsible Officer of the Company as to (i)) violate any provision of (i) any law, regulation, order or decree of any governmental authority, agency or court, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (ii) its organizational documents or (iii) any agreement, mortgage, indenture or other agreement to which it is a party or affecting the Company or any of its assets or properties, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, nor will such making and performance with or without the passage of time or the giving of notice or other conditions, constitute an event of default or termination event (howsoever described) under any of the foregoing which could reasonably be expected to have a Material Adverse Effect or result in the creation, imposition or enforceability of any Encumbrance over any of its assets, except in favor of the Banks or the Administrative Agent for the benefit of the Banks.
(f)    Each Invoice as issued in respect of each Purchased Receivable sold by it was properly issued in accordance with the Contract and evidences that the amount specified in such Invoice will be due and payable to the Company on and as of the purchase date without the need for any other action, delivery of goods or performance of services by the Company with respect to the Original Amount set forth in such Invoice.
(g)    Each Contract and Receivable was originated in the ordinary course of the Company’s business and in accordance with the Company’s credit and collection policy.
(h)    The Company has performed all of its material obligations under the Contract relating to Purchased Receivables and in particular and without limitation it has delivered all goods and services as are due and required under such Contract with respect to the face amount set forth in such Invoice.
(i)    The obligations of the Debtor in respect of each Purchased Receivable have not, as of the date of the Banks’ purchase thereof, been prepaid in whole or in part.
(j)    As of the date of the sale of such Receivable to the Banks, the goods supplied under the Contract giving rise thereto are not subject to any retention of title or equivalent clauses exercisable by the Company or, to the knowledge of any Responsible Officer of the Company, any third parties, which may adversely affect the interests of the Banks or the Administrative Agent and at the time of sale by the Company to the Banks, no Purchased Receivable is subject to a volume or other discount (except to the extent that any Trade Credit Amount has already been taken into account in determining the Funded Amount of the Purchased Receivable as set forth in the Portfolio Report) or subject to any claim by, or dispute with, the Debtor.
(k)    As of the date of the sale of such Receivable to the Banks, each applicable Contract giving rise thereto is in full force and effect, and the Company is not in breach thereof or in default thereunder in a manner that would result in the Debtor being entitled to exercise any set off rights or counterclaim or to withhold, extend or delay payment on any Purchased Receivable; and, as of such date, there are no disputes, offsets, counterclaims or defenses of the Debtor known to the Company with respect to any Purchased Receivable (if any Purchased Receivable is more than 60 days past due, other than as a result of a Debtor’s Financial Inability to Pay, it shall be presumed that the Debtor has asserted a contractual claim or dispute).
(l)    Under the laws of or applicable to the jurisdiction of its organization in force as at the date hereof, the claims of the Banks or the Administrative Agent against the Company in relation to each Purchased Receivable will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(m)    Assuming that each Bank complies with its obligation to deliver IRS forms pursuant to Section 7.2.5, under the Code, the Company will not be required to make any deduction or withholding from any payment it makes to the Banks or the Administrative Agent in respect of any Purchased Receivable or the Contract giving rise thereto, and the Company has all consents and licenses necessary to perform its obligations thereunder.
(n)    As of the date of the sale of such Purchased Receivable to the Banks, neither the Company nor, to the actual knowledge of any Responsible Officer of the Company, any Approved Debtor, is insolvent nor has any insolvency or bankruptcy event occurred with respect to the Company or such Debtor, nor is the Debtor past due under any payment obligation to the Company with respect to any related Purchased Receivable nor has the Debtor rescheduled or extended the Maturity Date of any such Purchased Receivable.
(o)    The transactions contemplated by this Agreement are being consummated by the Company in order to raise capital to carry out the Company’s ordinary business, with no contemplation of being or becoming insolvent and with no intent to hinder, delay or defraud any of its present or future creditors. By virtue of the Company’s right to receive any payment of the Purchase Price for each Purchased Receivable as provided in Section 4 hereof, the Company has received reasonably equivalent value for the Purchased Receivables sold by it.
(p)    On the date of the sale of each Purchased Receivable to the Banks, the Banks shall acquire a valid ownership interest or (through the Administrative Agent for the benefit of the Banks) a first priority security interest in each Purchased Receivable (which security interest will be perfected) free and clear of any Adverse Claim, and without any need on the part of the Company or the Administrative Agent or any Bank to (i) notify the applicable Debtor or (ii) other than the UCC financing statements required to be filed hereunder, file, register or record any Transaction Document or the sale of such Receivable under the Laws applicable to the Company; and, upon transfer of ownership of, or the grant of such security interest in, such Purchased Receivable from the Company to the Banks, no financing statement or other similar instrument or other filing or recordation covering any such Purchased Receivable or any interest therein, is on file in any recording office except such as may be filed pursuant to this Agreement or except as to which a release or disclaimer in form satisfactory to the Administrative Agent has been provided, or as to which the Administrative Agent has consented.
(q)    The Company’s jurisdiction of organization and “location” for purposes of the UCC, or other relevant local law, is the State of Ohio (or such other location, notified to the Administrative Agent in accordance with Section 11.1(l)). Except as described in Schedule 3, (i) the Company has no trade names, fictitious names, assumed names or “doing business as” names and (ii) the Company has not changed its jurisdiction of organization or location or its name, identity or corporate structure within the four months prior to the date of this Agreement. The Company’s federal taxpayer identification number or other registration number is as set forth in Schedule 3.
(r)    All written information provided by the Company to the Administrative Agent and the Banks with respect to the Purchased Receivables (including without limitation information relating to the applicable Debtor’s past payment history and the Company’s commercial relationship with such Debtor) taken as a whole, is true and accurate in all material respects as of the date supplied and no written information has been given or withheld that would result in the written information provided being untrue or misleading in any material respect.
(s)    The representations made or deemed to be made by the Company in each Transaction Document were correct in all material respects as of the date made (except for those representations and warranties that are conditioned by materiality, which shall have been correct in all respects).
(t)    With respect to the Company’s obligations hereunder, no consent, license, authorization, registration, legalization, notification to, declaration with, approval or permit of, any governmental authority, agency or instrumentality (including any central banking or other monetary authority) is required by the Company in connection with its execution, delivery and performance, and the validity or enforceability of the Company’s obligations under the Transaction Documents, the Company’s sale of the Purchased Receivables, or the transactions contemplated thereby, other than those that have been made or obtained and are in full force and effect and any filings to be made with the United States Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
(u)    The obligation of the Company to remit payments received from the Debtors on the Purchased Receivables in Dollars to the Banks in the United States, either directly or through the Blocked Accounts as designated by the Administrative Agent, is legally valid under the laws applicable to the Company and no foreign exchange registrations or approvals are necessary to effectuate such Dollar payments.

SECTION 11.	COVENANTS.
Section 11.1.    General Covenants. The Company hereby agrees, at all times prior to the Final Collection Date:
(a)    to duly perform its obligations under the relevant Contract in respect of each Purchased Receivable, so that each such Receivable remains a legal, valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, to inform the Administrative Agent (and the Administrative Agent shall promptly notify the Banks upon such notification thereof) of any material breach or default by the Company or the Debtor, within five Business Days after it becomes aware of any such breach or default, and to take measures necessary and consistent with the terms of the Contract to minimize or prevent any loss which may be incurred by the Banks in the event of nonperformance of the Contract or nonpayment of an invoice by the Company or the Debtor arising out of a dispute between the Company and the Debtor thereunder;
(b)    without the prior consent in writing of the Banks, after the date of the Company’s sale of the related Purchased Receivable, not to amend, modify, waive, supplement, terminate or revoke any applicable Contract (or any term or condition thereof), including by way of any dealing or other arrangement with the applicable Debtor, if the effect thereof could materially and adversely affect the collectability thereof or the financial value or economic return to the Banks in respect thereof; provided, for the avoidance of doubt, any amendment, modification, waiver, supplement, termination or revocation with respect to any payment term of any Purchased

Receivable (including the Original Amount and the Maturity Date thereof) shall be deemed to materially and adversely affect the collectability thereof and the financial value or economic return to the Banks in respect thereof (other than any extension of the Maturity Date of any Purchased Receivable by less than 30 days (so long as in no event shall such Maturity Date be extended beyond 90 days from the date of purchase of such Purchased Receivable);
(c)    not to create or suffer to exist any Adverse Claim over all or any of the Company’s rights, title and interest in and to any Purchased Receivable or the Contract in respect of such Purchased Receivable or any Blocked Account and not to, or purport to, assign, transfer or otherwise deal with any of its rights in respect of any such Contract or any Purchased Receivable other than in favor of the Banks (or the Administrative Agent for the benefit of the Banks), and Company shall provide the Administrative Agent (for the benefit of the Banks) with a release or disclaimer of any Adverse Claim purportedly created by any other Person over any Purchased Receivable;
(d)    to ensure that it has shipped all goods in respect of each Purchased Receivable in conformity with all applicable laws and regulations (including without limitation import and export laws and regulations), except to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect;
(e)    to keep and maintain proper accounts and Sales Records and Invoices in connection with the Purchased Receivables, and to provide to the Administrative Agent (for distribution to the Banks):
(i)    details of all Purchased Receivables which are specified in the Portfolio Reports, which Portfolio Reports will indicate as of the date thereof that the Purchased Receivables have been sold by the Company to the Banks; and
(ii)    a quarterly report regarding a receivables aging, delinquency, write-offs, Receivables rolled forward and dilution report in the form attached as Schedule 4 as to the Purchased Receivables, showing a loss to liquidation ratio (monthly write-offs over collections), delinquency ratio (Receivables more than 90 days past due over closing Receivables balance) and dilution ratio (monthly credit memos over sales) within 5 days of the close of each month in a form satisfactory to the Administrative Agent, or as may otherwise be approved by the Administrative Agent, which quarterly reports will indicate as of the date thereof that the Purchased Receivables have been sold by the Company to the Banks;
(f)    to devote and assure that there is devoted to the servicing of Purchased Receivables at least the same amount of time and attention and that there is exercised at least the same level of skill, care and diligence in their servicing, as if it were servicing those receivables legally and beneficially owned by it;
(g)    following the occurrence of a Termination Event (or with respect to the Purchased Receivables of an Approved Debtor, following the occurrence of a Debtor Default Event with respect thereto), to comply with any reasonable directions, orders and instructions (including any procedures for the administration and commencement and continuation of legal or other proceedings against each applicable Debtor to enforce payment of the Purchased Receivables thereof) given by the Administrative Agent and to take such action on the Banks’ behalf as the Administrative Agent may request to procure the ordinary course collection of such accounts as directed by the Administrative Agent;
(h)    to use reasonable efforts to recover and enforce payment of any or all applicable Purchased Receivables and, following the occurrence of a Termination Event (or with respect to the Purchased Receivables of an Approved Debtor, following the occurrence of a Debtor Default Event with respect thereto), provide such reasonably requested information as to assist the Administrative Agent to recover and enforce payment of any or all such Purchased Receivables (including at the request of the Administrative Agent joining in and being a party to any legal or other action which the Administrative Agent has taken or wishes to take against the applicable Debtor with the Administrative Agent being entitled to full control of such action);
(i)    to take such action as may reasonably be required by applicable law to perfect and protect or more fully evidence or implement the Banks’ rights under this Agreement and the transactions contemplated hereby;
(j)    to provide information and reports to the Administrative Agent (for distribution to the Banks) as reasonably requested by the Administrative Agent or the Banks reasonably related to the transactions contemplated by this Agreement, of which information and reports shall be complete and accurate in all material respects, including without limitation, annual audited financial statements for the Company and its consolidated subsidiaries within 120 days after the end of each fiscal year or as soon as available if earlier and unaudited financial statements for the Company and its consolidated subsidiaries within 60 days after the end of each fiscal quarter or as soon as available if earlier; provided, if the Company files its consolidated financial statements with the United States Securities and Exchange Commission, the Company shall be deemed to be in compliance with this clause and shall not be required to deliver the foregoing financial statements to the Administrative Agent;
(k)    (i) at any time during regular business hours and upon reasonable prior notice, to permit the Administrative Agent (on behalf of the Banks) or any of its agents or representatives, (A) to examine and make copies of and abstracts from the Company’s records relating to Purchased Receivables, including the Contracts and Sales Records, and (B) to visit the offices and properties of the Company for the purpose of examining such records and to discuss matters relating to Purchased Receivables or the Company’s performance hereunder with any of the officers or employees of the Company having knowledge of such matters; and (ii) without limiting the provisions of clause (i), from time to time on request of the Administrative Agent, permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent to conduct, at the Company’s expense, a review of the Company’s books and records; provided that such examinations, visits and reviews by the Administrative Agent or accountants shall occur no more than once a year during any period of time that there is no default by the Company of its obligations hereunder; and

(l)    to keep its jurisdiction of organization at the location referred to in Schedule 3 or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 9.1 shall have been completed; and not change its name except upon like notice and after all action required by Section 9.1 shall have been completed.

SECTION 12.	PARTIAL INVALIDITY
If at any time any provision of the Transaction Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired nor shall the legality, validity or enforceability of such provisions under the law of any other jurisdiction be in any way affected or impaired thereby and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.

SECTION 13.	NO BANK LIABILITY FOR CONTRACT
The Company hereby acknowledges and agrees that neither any Bank nor the Administrative Agent shall be in any way responsible for the performance of any Contract and neither any Bank nor the Administrative Agent shall have any obligation to intervene in any dispute arising out of the performance of any Contract. Any claim which the Company may have against any Debtor or any other party, including any successors or assignees, and/or the failure of the Debtor to fulfill its respective obligations under each Contract shall not affect the obligations of the Company to perform its obligations and make payments under this Agreement and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.

SECTION 14.	NOTICES, ADDRESSES, LANGUAGE
Section 14.1.    Notices, Addresses. (a) All notices, requests and demands given or made under the Transaction Documents shall be given or made in writing and unless otherwise stated shall be made by telefax or letter using the address as specified below or such other address as the party may designate to the other party:

To the Company
or the Parent:    The Scotts Company LLC
Attention:     Treasurer
Street Address:     14111 Scottslawn Road
Marysville, Ohio 43041
Facsimile:     937-578-5754
To the Administrative Agent:     Mizuho Corporate Bank, Ltd.
Attention:     Johan Andreasson
Street Address:     1251 Avenue of the Americas
New York, NY 10020

Email:        johan.andreasson@mizuhocbus.com

To Each Bank:     As notified in writing to
the Administrative Agent

(b)    All notices, requests and demands shall be deemed to have been duly given or made when dispatched by telefax when the confirmation showing the completed transmission was received or, if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above.
(c)    Each party hereto shall promptly inform the other of any changes in their respective addresses, facsimile numbers and/or email addresses specified above.
Section 14.2.    English Language. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English (certified by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

SECTION 15.	FEES, COSTS AND INDEMNITY.
Section 15.1.    Fees. The Company shall pay to the Administrative Agent on or before the Closing Date such fees as are set forth in the Fee Letter.
Section 15.2.    Costs and Expenses. All reasonable and documented, out-of-pocket costs, charges and expenses, including reasonable fees and expenses of legal counsel, audit and due diligence expenses in relation to the preparation and execution of the Transaction Documents and each Purchased Receivable by the Administrative Agent and the Banks shall be paid by the Company to the Administrative Agent and the Banks, as applicable, within five (5) Business Days of presentation of a statement of accounts whether or not any Receivables are purchased hereunder.

Section 15.3.    Duties and Taxes. Without duplication of any obligation under Section 7.2, all Other Taxes (excluding Taxes referred to in clauses (i) through (iv), inclusive of Section 7.2.1), shall be paid by the Company, it being understood and agreed that each of the Administrative Agent and each Bank shall be entitled but not obliged to pay any such Other Taxes (whether or not they are its primary responsibility), and the Company shall on demand indemnify each of the Administrative Agent and each Bank against those Other Taxes and against any costs and expenses so incurred by it in discharging them.
Section 15.4.    Indemnity. The Company agrees to indemnify, defend and save harmless each of the Administrative Agent and each Bank (including each of its branches, affiliates, officers, directors, employees or other agents, the “Indemnified Party”), other than for such Indemnified Party’s own gross negligence or willful misconduct, forthwith on demand, from and against any and all related losses, claims, damages, liabilities, costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses, expenses incurred by their respective credit recovery groups (or any successors thereto) and expenses of settlement, litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person (including, without limitation, any Debtor or any other person whether on its own behalf or derivatively on behalf of the Company) arising from or incurred in connection with any of the following events:
(i)    the failure to vest in the Banks (or through the Administrative Agent for the benefit of the Banks) a first priority perfected ownership interest or security interest in each Purchased Receivable, free and clear of any Adverse Claim;
(ii)    (A) the commingling by the Company of Collections of Purchased Receivables at any time with other funds of the Company or other Person, and/or (B) the failure of the Company to direct any Debtor to make payment on Purchased Receivables to the Blocked Account; provided that each of the Administrative Agent and each Bank hereby acknowledges the lien on the Collections deposited in the Blocked Accounts of Receivables not sold under this Agreement of JPMorgan Chase Bank, N.A., as Administration Agent under the terms of the Credit Agreement;
(iii)    any representation or warranty made by the Company pursuant to this Agreement is inaccurate, incorrect or untrue in any material respect;
(iv)    any failure of the Company to perform any of its duties or obligations hereunder;
(v)    any failure to promptly execute when reasonably requested to do so by the Administrative Agent, of any document or instrument confirming the sale to the Banks under applicable law with respect to the Purchased Receivables;
(vi)    (1) any claim or dispute resulting from the sale of the merchandise or services related to any Purchased Receivable or the furnishing or failure to furnish such merchandise or services including, without limitation, any discount (other than a discount already taken into account in determining the Purchase Price of a Purchased Receivable as set forth in a Portfolio Report), (2) any adjustment, offset, withholding tax, deduction, counterclaim, warranty issue or refusal of an Approved Debtor to pay not arising from the Financial Inability to Pay of such Debtor; or (3) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Purchased Receivable (if any Receivable is more than 60 days past due, other than as a result of the Financial Inability to Pay of the Debtor, it shall be presumed that such Debtor has asserted a contractual claim or dispute);
(vii)    any investigation, litigation or proceeding related to any act or omission by the Company with respect to this Agreement or the transactions contemplated hereby except to the extent that such investigation, litigation or proceeding arises due to the Bank’s gross negligence or willful misconduct;
(viii)    any material defect in authenticity or any material discrepancy between the records at the Company in respect of the Purchased Receivables or the documents issued by the Company supporting the Purchased Receivables and the information provided to the Administrative Agent and the Banks by the Company or any failure by the Company to provide the Administrative Agent and the Banks with information regarding the Purchased Receivables;
(ix)    any claim or dispute arising out of or in connection with the Monsanto Agreement; and
(x)    any and all reasonable and documented out-of-pocket costs and expenses, including reasonable legal fees and court costs, incurred by the Administrative Agent and the Banks in enforcing the obligations of the Company under this Agreement and the other Transaction Documents;
provided that nothing in this Section 15.4 shall be deemed to provide indemnity to the Administrative Agent and the Banks for credit losses resulting from the Financial Inability to Pay of any Debtor.
Section 15.5.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, unless such information or materials are obtained by any unintended recipient as a result of such Indemnified Party’s gross negligence or willful misconduct.

SECTION 16.	CALCULATIONS AND CERTIFICATE.
Section 16.1.    Accounts. Absent manifest error, the entries made in the accounts maintained by the Administrative Agent are presumptive evidence of the matters to which they relate.
Section 16.2.    Certificates and Determinations. Any certification or determination by the Administrative Agent of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

SECTION 17.	SET-OFF.
The Company hereby authorizes each Bank to apply any credit balance (in whatever currency denominated) on any account of the Company with such Bank or any affiliate of such Bank in satisfaction of any sum due and payable by the Company pursuant to the terms of this Agreement. For this purpose each Bank is authorized to purchase at its spot rate of exchange with the moneys standing to the credit of any such account Dollars as may be necessary to effect such application.

SECTION 18.	TERMINATION.
Section 18.1.    The following events or occurrences shall constitute Termination Events:
(a)    the Company or the Parent shall fail to pay (i) any amount due by it pursuant to Section 4.5(e) or (ii) within five (5) calendar days of the date when due, any other amount then due and payable under this Agreement, including, without limitation, amounts payable by the Company in its capacity as servicer or under the indemnity for breaches of any warranties or covenants contained in this Agreement;
(b)    the Company or the Parent is in default (i) beyond the period of grace, if any, in the payment of any indebtedness exceeding $75,000,000, or (ii) under any agreement or instrument relating to any such indebtedness the result of which would allow the holder thereof to accelerate the payment of such indebtedness prior to its stated maturity;
(c)    the Company or the Parent (i) shall generally fail to pay its debts as they become due, (ii) has commenced against it any bankruptcy or insolvency proceeding which is not dismissed within 60 days or commences any bankruptcy or insolvency proceeding, (iii) has any receiver, trustee, liquidator or other similar person appointed for itself or a substantial portion of its property or (iv) takes any action to effectuate or authorize any of the foregoing;
(d)    any Adverse Claim shall occur as to any of the Purchased Receivables or proceeds thereof, which results in Collections thereof being reduced by an amount in excess of 10% of the Funded Amount thereof;
(e)    (i) the Company or Parent, as applicable, breaches any covenant set forth in Section 4 (other than as provided in Section 18.1(a)(i)), 5.1, 6.1, 9.1, 15.4 or 22(a) of this Agreement and such breach shall continue for fifteen (15) calendar days after a Responsible Officer of the Company has knowledge thereof, (ii) the Company breaches any covenant set forth in Section 11.1

(c), (g), (i), (k), (l), or (m) of this Agreement and such breach shall continue for thirty (30) calendar days after a Responsible Officer of the Company has knowledge thereof or (iii) the Company breaches any covenant set forth in Section 11.1(h) of this Agreement or any similar covenant which requires, or upon the request of the Bank would require, the Company to file or join in any lawsuit against, or take any other legal action against, any Approved Debtor and such breach shall continue for thirty (30) calendar days after a Responsible Officer of the Company has knowledge thereof, or (iv) the Company or Parent, as applicable, breaches any other covenants set forth in this Agreement or any other Transaction Document and such breach shall continue for thirty (30) calendar days after a Responsible Officer of the Company or Parent, as applicable, has knowledge thereof;
(f)    the failure by the Parent to own 100% of the outstanding voting interests of the Company;
(g)    default in the due observance or performance by the Parent of the covenant set forth in Section 22(b) of this Agreement; and
(h)    the final termination of any blocked account agreement relating to a Blocked Account without the Administrative Agent’s prior written consent.
Section 18.2.    Upon the occurrence of any Termination Event, the Administrative Agent may, and at the request of the Required Banks shall, immediately terminate any agreement the Banks had made at such time to purchase additional Receivables and any authority the Banks had given the Company to purchase Replacement Receivables; provided, that upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in Section 18.1(c), the Termination Date shall automatically occur and any agreement made by the Banks to purchase additional Receivables and any authority the Banks have given to the Company to purchase Replacement Receivables shall automatically terminate. Notwithstanding any other provision hereof, this Agreement shall continue in full force and effect with respect to Purchased Receivables already purchased and all other rights, benefits and entitlements of the Administrative Agent and the Banks expressed or implied shall continue after such termination until the Final Collection Date.
Section 18.3.    Upon the termination of this Agreement, the Administrative Agent, for the benefit of the Banks, will have, in addition to its rights and remedies hereunder and under the other Transaction Documents, all other rights and remedies under applicable laws and otherwise, which rights and remedies will be cumulative.
Section 18.4.    Without limiting the rights of the Administrative Agent and the Banks, on the Termination Date, and on each day thereafter, the Company, subject to the terms and conditions of this Agreement, will hold or deposit in trust in the Blocked Accounts, for the benefit of the Banks, the Collections of Purchased Receivables received by the Company on each such day and the Administrative Agent, at the direction of the Banks, may withdraw all such amounts from the Blocked Account upon giving the notice required under the relevant blocked account agreement. After the Administrative Agent has delivered any notice of termination under Section 18.1, the Company shall not exercise any right of set-off or compensation with respect to any sum owing to the Administrative Agent or any Bank.

Section 18.5.    (a) On the Termination Date, and at all times thereafter, all Purchased Receivables described in Section 4.6, inclusive of those Purchased Receivables which are identified as Purchased Receivables in the Portfolio Report delivered by the Company, and which the Banks have funded the Purchase Price thereof as of the Company’s close of business on the day immediately preceding the Termination Date, shall, subject to verification and approval by the Administrative Agent and this Section 18.5, be the Total Purchased Receivables (the “Total Purchased Receivables”) for all purposes of this Agreement.
(b)    On the Termination Date, unless the Termination Date has been designated by the Administrative Agent in accordance with clause (iii) of the definition of Termination Date (“Bank Termination”), unless a Termination Event occurs following such Bank Termination, in which case the terms of this paragraph shall apply, and upon the identification of the Total Purchased Receivables, the Company shall immediately pay to the Administrative Agent for the benefit of the Banks the sum of (i) the Agreed Base Value of the Total Purchased Receivables (other than Defaulted Receivables), plus (ii) the Termination Interest and applicable Dilutions which have not otherwise been taken into account, plus (iii) in the event that a Debtor Default Event shall have occurred and then be continuing with respect to any Approved Debtor, an amount equal to the excess of (x) the Original Amount of the Total Purchased Receivables (other than Defaulted Receivables) of all Approved Debtors over (y) the Agreed Base Value of the Total Purchased Receivables (other than Defaulted Receivables), such amount not to exceed the Agreed Base Value of Defaulted Receivables of each Approved Debtor subject to a Debtor Default Event, in each case as determined by the Administrative Agent absent manifest error, and the Banks shall sell, set over, assign, transfer and convey to the Company, without recourse, all of its right, title and interest in, to and under such Total Purchased Receivables.
(c)    In the event of a Bank Termination, beginning on the Termination Date, no Bank shall purchase Purchased Receivables or Replacement Receivables except to the extent provided in Section 4.5(e)(ii)(x), the Company shall cease to purchase Replacement Receivables from Collections but shall continue to purchase Receivables pursuant to Section 4.5(e)(i), and the terms of this Agreement will continue in effect until the Purchased Receivables other than Defaulted Receivables then held by the Banks have been paid or become Defaulted Receivables, or a Termination Event occurs.
(d)    If the Company fails to pay such amount, the list of the Total Purchased Receivables (other than Defaulted Receivables) shall be amended to include such amount of additional Receivables from the Approved Debtors as is necessary to make the Funded Amount of the Total Purchased Receivables (other than Defaulted Receivables) equal to the aggregate Purchase Price thereof as at the Termination Date.
(e)    Without limiting the foregoing, in the event that a Debtor Default Event shall occur with respect to any Approved Debtor, the Administrative Agent and the Banks shall have the rights and remedies as set forth in this Section 18.5 with respect to the Purchased Receivables of such Approved Debtor, and (i) references in this Section 18.5 to the “Total Purchased Receivables” shall be deemed to be to all of the Purchased Receivables of such Approved Debtor, and (ii) references in this Section 18.5 to the “Termination Date” shall be deemed to be to the determination date of the occurrence of such Debtor Default Event.

SECTION 19.	MISCELLANEOUS
Section 19.1.    Assignments and Transfers. (a) Each Bank may at any time assign, transfer or participate (including by way of novation) any of its rights and obligations under the Transaction Documents to another bank or financial institution; provided that, with respect to any assignment (but not, for the avoidance of doubt, in the case of any participation, for which neither notice to, nor the consent of, any party shall be required), such Bank shall notify the Administrative Agent and the Company in writing at least fifteen days prior to such assignment and (x) obtain the Administrative Agent’s written consent thereto, which consent shall not be unreasonably withheld or delayed, and (y) obtain the Company’s written consent thereto, which consent shall not be unreasonably withheld or delayed, and shall not be required at any time a Termination Event has occurred and is continuing and has not otherwise been waived or cured. So long as no Termination Event has occurred and is continuing and has not otherwise been waived or cured, if the Company so elects, the Company shall have fifteen days from the date of such notice to repurchase any outstanding Purchased Receivables from an assigning Bank at the Purchase Price as set forth in Section 21.1 with respect to any amounts outstanding from each Debtor in relation to each Purchased Receivable, plus any other amounts outstanding from the Company to such Bank under this Agreement, including breakage costs under Section 7.4. The parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 7.2.5 and a processing and recordation fee of $5,000.
(b)    Notwithstanding anything herein to the contrary, in the event that the Company shall purchase any Bank’s rights and obligations under the Transaction Documents in accordance with Section 19.1(a), the Company shall have no right whatsoever so long as it holds such Bank’s rights and obligations:
(i)    to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Transaction Document and it shall be deemed to have voted its interest as a Bank without discretion in the same proportion as the allocation of voting with respect to such matter by the Banks who are not the Company; provided, notwithstanding the foregoing, (1) the Company shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects the Company in its capacity as a Bank as compared to other Banks, and (2) no amendment, modification, waiver, consent or other action shall deprive the Company of its share of any payments which the Banks are entitled to share on a Pro Rata Basis hereunder or change any date for payment or rate of interest;
(ii)    to attend (or receive any notice of) any meeting, conference call or correspondence with the Administrative Agent or any Bank or receive any information from the Administrative Agent or any other Bank (other than Purchase Requests and other administrative notices in respect of its Purchased Receivables as required to be delivered to the Banks hereunder and other than as may be required to enforce its rights under Section 19.1(b)(i)); or
(iii)    to make or bring any claim, in its capacity as a Bank, against the Administrative Agent or any other Bank with respect to the duties and obligations of such Persons under the Transaction Documents (other than any such claim made in good faith and arising solely from the bad faith, gross negligence or willful misconduct of Administrative Agent or any Bank, as the case may be).
(c)    The Company may not assign or otherwise transfer its rights, benefits or obligations or any of them under the Transaction Documents without the prior written consent of the Administrative Agent and each Bank.
(d)    Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.
Section 19.2.    Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Bank, any right or remedy under the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
Section 19.3.    Accounting Treatment. The Company agrees and acknowledges that it is a sophisticated party in relation to this Agreement and that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to this Agreement. It is agreed that the Company has not relied on any representation of the Administrative Agent or any Bank in this regard.
Section 19.4.    Third Party Rights. Other than as approved in this Agreement, no person not a party to this Agreement shall be deemed a third party beneficiary hereof.
Section 19.5.    Counterparts. Each Transaction Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.
Section 19.6.    Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto in relation to the Agreement and supersedes all previous proposals, agreements and other written and oral communications in relation thereto.
Section 19.7.    Exclusion of Liability. In no event shall the Administrative Agent or any Bank be liable for any loss of profits, business, data or information or for any remote, incidental, indirect, special or consequential damages.

Section 19.8.    Continuing Obligations. The Company shall remain liable to perform all obligations assumed by it under each Contract, and neither the Administrative Agent nor any Bank shall be under any obligation of any kind whatsoever thereunder or be under any liability whatsoever in the event of any failure by the Company to perform its obligations thereunder.
Section 19.9.    USA Patriot Act; OFAC and Anti-Terrorism.
(a)    Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “Act”), it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.
(b)    Neither the Company, nor the Parent, nor, to the best of their knowledge, any Persons holding any legal or beneficial interest whatsoever in the Company or the Parent (whether directly or indirectly) (i) are named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any list of Persons issued by OFAC pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect on the date hereof, or any similar list issued by OFAC (collectively, the “OFAC Lists”); (ii) are Persons determined by the Secretary of the Treasury of the United States to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists; or (iii) have conducted business with or engaged in any transaction with any Person identified in (i) or (ii) above.
(c)    (i) Neither the Company nor the Parent will knowingly conduct business with or engage in any transaction with any Person named on any of the OFAC Lists or any Persons determined by the Secretary of the Treasury of the United States pursuant to Executive Order 13224 to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists; (ii) if the Company or the Parent obtains actual knowledge or receives any written notice that it or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), the Company or the Parent will immediately (A) give written notice to the Administrative Agent and the Banks of such OFAC Violation, and (B) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Economic and Trade Sanctions and Anti-Terrorism Laws. The Company and the Parent hereby authorize and consent to the Administrative Agent and each Bank taking any and all steps they deem necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including, without limitation, the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets); and (iii) the Company and the Parent will comply at all times with the requirements of all Economic and Trade Sanctions and Anti-Terrorism Laws, and will, upon the Administrative Agent’s or any Bank’s request from time to time during the term of this Agreement, deliver a certification confirming its compliance with the covenants set forth in this Section 19.9.
Section 19.10.    Amendments. No amendment, modification, waiver or supplement of any provision of this Agreement or consent to any departure by any Facility Party therefrom shall be effective unless in a writing signed by all of the Banks or, where permitted under this Agreement, the Required Banks, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided no amendment or waiver of Section 24 or any other provision of this Agreement which affects the rights or obligations of the Administrative Agent shall be effective unless signed by the Administrative Agent; provided further any Defaulting Bank’s right to approve or disapprove any amendment, modification, waiver, supplement or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Banks.

SECTION 20.	GOVERNING LAW
Section 20.1.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).
Section 20.2.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY RECEIVABLES OR OTHER PROPERTY MAY BE BROUGHT, AT THE APPLICABLE BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH RECEIVABLES OR OTHER PROPERTY MAY BE FOUND. THE COMPANY AND THE PARENT HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION. THE COMPANY AND THE PARENT FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SPECIFIED IN SECTION 14.1 OF THIS AGREEMENT (OR SUCH OTHER ADDRESS AS THEY SHALL HAVE SPECIFIED IN WRITING TO THE ADMINISTRATIVE AGENT AS THEIR ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE COMPANY, THE PARENT, THE ADMINISTRATIVE AGENT AND EACH BANK EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 20.3.    TO THE EXTENT PERMITTED BY LAW, THE COMPANY, THE PARENT, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

SECTION 21.	OPTIONAL REPURCHASE
Section 21.1.    In the event that (i) the Administrative Agent gives notice to the Company of its intention to replace the Company as servicer and agent, (ii) all of the Banks inform the Company that they will not purchase any other Receivables due to a Termination Event, (iii) a Purchased Receivable is past due, or (iv) any bankruptcy or insolvency (however evidenced) of the Company or the Parent shall occur, the Company may, at its option, repurchase all of the outstanding Purchased Receivables from the Banks for an amount equal to the Agreed Base Value of such Purchased Receivables (or so much of it as was paid by the Banks to the Company and remains unpaid), less an amount equal to the product of such Agreed Base Value and Discount, where the numerator included in the calculation of Discount is the number of days from the repurchase date to the next following Settlement Date, and if such Purchased Receivable is being repurchased by the Company after the Maturity Date of such Purchased Receivable, together with interest thereon at the interest rate specified in Section 7.6 from the due date to the date of the Company’s payment in full thereof, and any other amounts then payable by the Company hereunder, including, breakage costs under Section 7.4, whereupon such amount shall become due and payable from the Company to the Banks upon the occurrence of the applicable event described in the foregoing going clauses (i), (ii), (iii) or (iv), as applicable, and shall be paid into the Payment Account.
Section 21.2.    In addition to the foregoing, the Company shall have the right at any time before or after a Termination Event, at its option and upon written notice to the Administrative Agent (for distribution to the Banks), to repurchase all or a portion of the outstanding Purchased Receivables from the Banks for an amount equal to the Agreed Base Value of such Purchased Receivables (or so much of it as was paid by the Banks to the Company and remains unpaid), less an amount equal to the product of such Agreed Base Value and Discount, where the numerator included in the calculation of Discount is the number of days from the repurchase date to the next following Settlement Date, and if such Purchased Receivable is being repurchased by the Company after the Maturity Date of such Purchased Receivable, together with interest thereon at the interest rate specified in Section 7.6 from the relevant Maturity Date to the date of the Company’s payment in full thereof, and any other amounts then payable by the Company hereunder, including, breakage costs under Section 7.4, whereupon such amount shall become due and payable from the Company to the Banks on the date specified in such notice and shall be paid into the Payment Account.

SECTION 22.	GUARANTY; PARENT COVENANT.
(a)    Parent is the owner of the Company. Parent hereby unconditionally and irrevocably guarantees to the Beneficiaries the due and punctual payment, performance and observance by the Company of all of the terms, covenants, conditions, agreements, representations, warranties, indemnities and undertakings on the part of the Company to be performed or observed under this Agreement, including, without limitation, the punctual payment when due of all obligations of the Company now or hereafter existing under this Agreement, whether for indemnification payments, fees, expenses, repurchase obligations or otherwise (all of the foregoing being collectively referred to as the “Obligations”). In the event that the Company shall fail in any manner whatsoever to perform or observe any of the Obligations when the same shall be required to be performed or observed under this Agreement (subject to any applicable cure periods), then upon the written demand of the Administrative Agent, Parent shall perform, cause to be performed or make payment to allow such Obligations to be performed. For the avoidance of doubt, Obligations do not include, and the Parent is not hereby guaranteeing payment of any amounts due by the Debtors.
The Parent’s liability under this Section 22(a) shall be irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment and performance in full of the Obligations, and, without limiting the foregoing, shall be unconditional irrespective of (i) any lack of enforceability of the Obligations, and (ii) any law, regulation or rights with respect thereto. Neither Parent’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed, released or limited in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Company or by reason of the bankruptcy or insolvency of the Company. Parent waives any and all notices of the creation, renewal, extension or accrual of or increase in any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Bank upon this Section 22(a) or acceptance of this Section 22(a). This Agreement shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 22(a). All dealings between the Company and Parent, on the one hand, and the Beneficiaries, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 22(a).
To the extent permitted by law, Parent hereby waives any and all presentments, demands, notices, and protests against Parent, and any requirement that the Administrative Agent or any Bank commence or exhaust any remedies against the Company or any collateral securing the Obligations. This guarantee is a guarantee of payment and performance and not of collection and shall remain in full force and effect until payment in full of the Obligations. The Obligations of Parent under this Section 22(a) does rank and will rank pari passu in priority of payment with all other unsecured and unsubordinated obligations for borrowed money of Parent.
All payments under this Section 22(a) by Parent shall be made by Parent on the date when due and shall be made in Dollars and in immediately available and freely transferable funds to the Payment Account.

(b)    From and after the date hereof and so long as this Agreement is in effect, except to the extent compliance in any case or cases is waived in writing by the Administrative Agent, the Parent agrees that it will, for the benefit of the Administrative agent and the Banks, comply with, abide by, and be restricted by all the agreements, covenants, obligations and undertakings of the Parent contained in the provisions of Section 6.10 of the Credit Agreement, inclusive, regardless of whether any indebtedness is now or hereafter remains outstanding thereunder, or the Credit Agreement shall have terminated, all of which provisions, together with the related definitions, exhibits and ancillary provisions, are incorporated herein by reference, mutatis mutandis, and made a part hereof to the same extent and with the same force and effect as if the same had been herein set forth in their entirety, and will be deemed to continue in effect for the benefit of the Beneficiaries irrespective of whether the Credit Agreement remains in effect, and without regard or giving effect to any amendment or modification of such provisions or any waiver of compliance therewith, no such amendment, modification or waiver to in any manner constitute an amendment, modification or waiver of the provisions thereof as incorporated herein unless consented to in writing by the Administrative Agent; provided (i) any amendment, modification or supplement of the terms of the Credit Agreement in accordance with Section 1.2(b) thereof shall be deemed to be effective with respect to this Section 22(b) without further action by any party to this Agreement, and (ii) that said provisions for purposes of the incorporation described herein shall be amended in the following respects:
(i)    the term “Borrower” appearing in said provisions shall mean and refer to the Parent;
(ii)    the term “Lenders” or “Administrative Agent” appearing in said provisions shall mean and refer to the Beneficiaries as defined in this Agreement;
(iii)    the term “Agreement” appearing in said provisions shall mean and refer to this Agreement; and
(iv)    the term “herein” or “hereof” appearing in said provisions shall mean and refer to this Agreement.
Other than as hereinabove amended, any terms contained in the provisions of the Credit Agreement incorporated herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

SECTION 23.	CONFIDENTIALITY.
Each party hereto agrees to hold the Transaction Documents and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of any Transaction Document or such non-public information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 23 or has agreed to be subject to the terms of this Section 23, and (iii) Governmental Authorities with appropriate jurisdiction (including filings required under securities laws). Notwithstanding the above stated obligations, provided that the other parties hereto are, to the extent permitted by law, given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

SECTION 24.	ADMINISTRATIVE AGENT

Section 24.1.     Appointment and Authority. Each of the Banks hereby irrevocably appoints Mizuho to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 24.6(a) and 24.6(b), the provisions of this Section are solely for the benefit of the Administrative Agent and the Banks, and neither the Company nor any other Facility Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 24.2.     Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

Section 24.3.     Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:
(i)    be subject to any fiduciary or other implied duties, regardless of whether a Termination Event has occurred and is continuing;

(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Transaction Documents); provided, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Bankruptcy Law; and
(iii)    except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Termination Event unless and until notice describing such Termination Event is given to the Administrative Agent in writing by the Company or a Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Termination Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 24.4.     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a purchase hereunder, that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such purchase. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 24.5.     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Purchased Receivables and each Bank’s Stated Amount as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 24.6.     Resignation of the Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Banks and the Company. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the prior written consent of the Company (provided, (x) no such consent of the Company shall be required while a Termination Event exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned), to appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as the Administrative Agent is a Defaulting Bank pursuant to clause (iv) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, with the consent of the Company (provided, (x) no such consent of the Company shall be required while a Termination Event exists and (y) such consent shall not be unreasonably withheld, delayed or conditioned), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents, (except that in the case of any collateral held by the Administrative Agent on behalf of the Beneficiaries, the retiring or removed the Administrative Agent shall continue to hold such collateral until such time as a successor the Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Section and Sections 15.2 and 15.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
Section 24.7.     Non-Reliance on Administrative Agent and Other Banks. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 24.8.     No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Lead Arranger shall have no power, duty or responsibility under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank hereunder.

Section 24.9.     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Facility Party, the Administrative Agent (irrespective of whether the principal of any Purchased Receivable shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Purchased Receivables and all obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent allowed in such judicial proceeding, provided, the Banks shall retain all rights to cast votes in any such proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 15.2 and 15.4.
Section 24.10.    No Enforcement, Etc. Anything contained in any of the Transaction Documents to the contrary notwithstanding, each Facility Party, the Administrative Agent and each Bank hereby agree that (a) no Bank shall have any right individually to realize upon any of the Purchased Receivables or to enforce the guaranty of the Parent as set forth in Section 22, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Transaction Documents may be exercised solely by the Administrative Agent for the benefit of the Beneficiaries in accordance with the terms hereof and thereof and all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent for the benefit of the Beneficiaries in accordance with the terms thereof, and (b) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Purchased Receivables pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Bank, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Purchased Receivables at any such sale or other disposition and the Administrative Agent, as agent for and representative of Beneficiaries (but not any Bank or Banks in its or their respective individual capacities) shall be entitled, upon instructions from Required Banks, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Purchased Receivables sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Purchased Receivables payable by the Administrative Agent at such sale or other disposition. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Purchased Receivables, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Facility Party in connection therewith, and the Administrative Agent shall not be responsible or liable to the Banks for any failure to monitor or maintain any portion of the Purchased Receivables.

Section 24.11.    Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Bank an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank because the appropriate form was not delivered, was not properly executed or was invalid or because such Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:

THE SCOTTS COMPANY LLC

By:    /s/ Mark J. Weaver
Name:    Mark J. Weaver
Title:    Vice President, Treasurer

THE SCOTTS MIRACLE-GRO COMPANY

By:    /s/ Mark J. Weaver
Name:    Mark J. Weaver
Title:    Vice President and Corporate Treasurer

Signature page Master Accounts Receivable Purchase Agreement

MIZUHO CORPORATE BANK, LTD., as Administrative Agent and a Bank

By:    /s/ Tenya Mitsuboshi
Name:    Tenya Mitsuboshi
Title:    Deputy General Manager

Payment Account:
Pay To:  Mizuho Corporate Bank, Ltd., New York Branch
Fed ABA#: 026 004 307
Account Name:  LAU - ISA
A/C#: H79-740-222205
Reference:  [Name of Sender] for The Scotts Company LLC - Receivables / LAU

Bank’s Stated Amount: $150,000,000

Signature page Master Accounts Receivable Purchase Agreement

THE BANK OF NOVA SCOTIA, as a Bank

By:    /s/ N. Neves
Name:    N. Neves
Title:    Senior Relationship Manager Commodity Trade Finance

By:    /s/ T.W. King
Name:    T.W. King
Title:    Director Commodity Trade Finance

Bank’s Stated Amount: $50,000,000

Signature page Master Accounts Receivable Purchase Agreement

SUNTRUST BANK, as a Bank

By:    /s/ Emily Shields
Name:    Emily Shields
Title:    Vice President

Bank’s Stated Amount: $100,000,000

Signature page Master Accounts Receivable Purchase Agreement

RB RECEIVABLES LLC, as a Bank

By:    /s/ Chris G. Kortland
Name:    Chris G. Kortland
Title:    Deputy Treasurer

By:    /s/ Brett Delfino
Name:    Brett Delfino
Title:    Assistant Secretary

Bank’s Stated Amount: $100,000,000

Signature page Master Accounts Receivable Purchase Agreement

SCHEDULE 1
PURCHASE REQUEST
______________, 20__
Mizuho Corporate Bank, Ltd.,
as Administrative Agent
1251 Avenue of the Americas
New York, NY 10020,
Attn: Johan Andreasson

Re: REQUEST FOR PURCHASE

Ladies and Gentlemen:

We refer to the Master Accounts Receivable Purchase Agreement among The Scotts Company LLC, The Scotts Miracle-Gro Company, the Banks party thereto, and Mizuho Corporate Bank, Ltd., as administrative agent, dated as of November 15, 2012 (as amended through the date hereof, the “Purchase Agreement”). Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
The undersigned Company hereby requests that the Banks purchase on _____________, 20__, (the “Purchase Date”), the Purchased Receivables set forth in the Portfolio Report attached hereto, in accordance with, and subject to, the terms and provisions of the Purchase Agreement, with the understanding that no Bank is committed to making such purchase. The undersigned Company hereby makes the representations and warranties set forth in Section 10 of the Purchase Agreement for the benefit of the Administrative Agent and the Banks, as of the Purchase Date, and further state that such representations and warranties are true and correct as of such Purchase Date.
Executed and delivered by the undersigned Company as of the date first above written.
THE SCOTTS COMPANY LLC

By:
Title:

SCHEDULE 2
CONDITIONS PRECEDENT
The Administrative Agent and the Banks shall have received each of the following, in form and substance satisfactory to each of them:
(a)    Executed counterparts of this Agreement and the other Transaction Documents.
(b)    Certified copies of the Company’s and the Parent’s organizational documents, together with certified copies of the resolutions of the Company’s and Parent’s board of directors or members authorizing this Agreement and the Administrative Agent and the Banks having received executed copies of this Agreement and the other Transaction Documents and authorizing a person or persons to sign or otherwise attest the due execution of those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Transaction Documents and any other documents to be executed or delivered by the Company pursuant hereto or thereto together with an officer incumbency and specimen signature certificate, all in form satisfactory to the Administrative Agent and the Banks.
(c)    Legal opinions of outside special counsel to the Company and the Parent relating to the enforceability of the Transaction Documents, and the perfection of the security interests created hereby, and of outside special counsel or internal counsel to the Company and the Parent relating to the power and authority of Company and the Parent to enter into the Transaction Documents and its performance thereunder, in each case in form and in substance satisfactory to the Administrative Agent and the Banks.
(d)    Blocked Account Agreements signed by the Company in form satisfactory to the Administrative Agent and the Banks.
(e)    Acknowledgement copies of such UCC financing statements or other filings as are required under Section 9.1, such lien search reports as the Administrative Agent and the Banks shall deem advisable with respect to the Company, and releases of any Adverse Claim on the Purchased Receivables shown in such reports.
(f)    An acknowledgment from JPMorgan Chase Bank, N.A., as agent under the existing working capital credit facility agreement (the “Credit Agreement”), that all Purchased Receivables shall be deemed to be “Sold Receivables” under the Credit Agreement and that this Agreement constitutes a “Receivables Purchase Agreement” under the Credit Agreement.

SCHEDULE 3
UCC DETAILS SCHEDULE

UCC INFORMATION
(a) Name:     THE SCOTTS COMPANY LLC
(b) Chief Executive Office:     14111 Scottslawn Road    Marysville, Ohio 43041
(c) State of Organization:     Ohio
(d) Organizational ID No.:     1503259
(e) Tradenames:     None
(f) Changes in Location, Name and    None
Corporate Organization:

SCHEDULE 4
FORM OF PORTFOLIO REPORT

SCHEDULE 5
APPROVED DEBTORS

Approved Debtor	Applicable Margin	Debtor Sublimit
Lowe’s Companies, Inc.	0.75%	$200 million
Wal-Mart Stores Inc.	0.75%	$100 million
The Home Depot, Inc.	0.75%	$200 million